As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-167177

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Farmers National Banc Corp.
(Exact name of registrant as specified in its charter)

Ohio	6022	34-1371693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 South Broad Street
Canfield, Ohio 44406
(330) 533-3341

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John S. Gulas
President and Chief Executive Officer
Farmers National Banc Corp.
20 South Broad Street
Canfield, Ohio 44406
(330) 533-3341

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

J. Bret Treier, Esq.	John J. Jenkins, Esq.
John M. Saganich, Esq.	Calfee, Halter & Griswold LLP
Vorys, Sater, Seymour and Pease LLP	1400 KeyBank Center
106 South Main Street, Suite 1100	800 Superior Avenue
Akron, Ohio 44308	Cleveland, Ohio 44144
(330) 208-1015	(216) 622-8507

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2010

PRELIMINARY PROSPECTUS

UP TO
4,273,504
COMMON SHARES

We are distributing non-transferable rights to subscribe for and purchase up to 4,273,504 common shares (maximum) to persons who owned our common shares as of the close of business on the record date, October 25, 2010. You will receive the right to subscribe for one common share, at a subscription price of $     , for each           common shares that you owned on October 25, 2010. If you exercise all of your rights, you may also have the opportunity to purchase additional common shares at the same purchase price. There is no minimum number of rights that must be exercised in order for us to complete the rights offering.

You will be able to exercise your rights to purchase common shares only during a limited period. If you do not exercise your rights before 5:00 p.m., Eastern Time, on          , 2010, the rights will expire. We may decide to extend the rights offering, at our discretion, for up to     calendar days.

We propose to enter into agreements with certain standby investors, pursuant to which such standby investors will agree to purchase up to          common shares (maximum), if such shares are available following the completion of this rights offering. We propose to sell and guarantee the availability of up to 2,053,136 common shares to such standby investors following the completion of this rights offering, which consists of our available treasury shares.

Any unsubscribed shares offered in this rights offering and not purchased by standby investors will be offered in a public offering on a best efforts basis by Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, as our selling agent, at a price of $      per share. Because the public offering is a best efforts offering, our selling agent is not required to purchase any common shares, but will use its best efforts to sell all the shares offered. The public offering is expected to close on          , 2010.

All common shares sold in the rights offering, pursuant to agreements with standby investors, or in the public offering, will be at the $           subscription price.

Our common shares are quoted on the Over-the-Counter Bulletin Board, which we refer to as the OTCBB, under the trading symbol “FMNB.OB.” On          , 2010, the last sale price of our common shares as reported on the OTCBB was $      per share.

Investing in our common shares involves risks. See “RISK FACTORS” beginning on page 21.

Neither the Securities and Exchange Commission nor any state regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts, deposits or other debt obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, or any governmental agency or otherwise.

	Price to	Selling Agent	Proceeds to
	Public	Commissions(1)(2)	Company(2)(3)

Per share
Total

(1)	As compensation for its services, we have agreed to pay Sandler O’Neill compensation of not less than $200,000, which consists of an advisory fee of $35,000 payable upon completion of the offering for its advisory services in connection with the transaction, a placement fee of 6.0% of the aggregate value of funds committed by standby investors and a placement fee of 7.0% of the aggregate purchase price of any common shares sold on a best efforts basis in the public offering.

(2)	Assumes that this offering is fully subscribed and that 2,053,136 common shares are issued to standby investors.

(3)	Before deducting expenses payable by us, estimated at $ .

The date of this prospectus is          , 2010.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and our agent, Sandler O’Neill, has not, authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “Farmers,” the “Company,” “we,” “our” and “us” refer to Farmers National Banc Corp. and our subsidiaries, including the Farmers National Bank of Canfield, which we refer to as Farmers Bank; except that in the discussion of our subscription rights and capital stock and related matters these terms refer solely to Farmers National Banc Corp. and not to any of our subsidiaries.

PROSPECTUS SUMMARY

The following summary contains basic information about us and the offering. Because it is a summary, it may not contain all of the information that is important to you. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents that are incorporated by reference in this prospectus, before making an investment decision. See the “RISK FACTORS” section of this prospectus beginning on page 21 for a discussion of the risks involved in the offering and investing in our common shares.

Overview

We are an Ohio corporation headquartered in Canfield, Ohio and serve as the holding company for Farmers Bank, a national bank chartered over 120 years ago. We are registered as a multi-bank holding company under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act. At September 30, 2010, we had total assets of approximately $1.06 billion, deposits of approximately $761.0 million, total stockholders’ equity of approximately $91.1 million and tangible common equity to tangible assets of 7.95%. Our common shares are quoted on the OTCBB under the symbol “FMNB.OB.”

Farmers Bank is a full-service financial services company engaged in commercial and retail banking through 16 retail offices and 15 ATMs located in Mahoning, Trumbull and Columbiana counties in northeast Ohio. In addition, on March 31, 2009, we acquired Farmers Trust Company, which we refer to as Farmers Trust. With approximately $851 million in assets under management as of September 30, 2010, Farmers Trust is the only locally owned trust company in the Mahoning Valley, and offers individual and corporate trust services through two offices located in Mahoning and Trumbull counties. In 2009, we formed Farmers National Insurance, LLC, which we refer to as Farmers Insurance, to further expand our operations to include a fully-licensed insurance agency offering life, health and property casualty insurance products.

Our record of financial stability, our conservative operating policies and our board and management team’s stability and experience have enabled us to remain profitable while growing our asset and deposit base despite challenging economic conditions. We exceeded the $1 billion mark in total assets for the first time in our history at December 31, 2009. Also, the addition of Farmers Trust and Farmers Insurance has allowed us to significantly expand our financial services offerings and diversify our revenue stream.

Our conservative operating model provides us with a strong core revenue stream together with diverse revenue sources that enhance opportunities for growth. For the nine months ended September 30, 2010, our net interest margin improved to 4.04% from 3.90% for the same period of 2009. Our strong base of low cost core funding and high quality earning assets support our net interest margin. Further supporting our core revenue stream is our comparatively large and growing amount of non-interest income. For the nine month period ended September 30, 2010, our non-interest income equaled 19.4% of our operating revenues compared to 14.7% for the same period of 2009. The addition of trust and insurance services in 2009 has increased and further diversified our revenues. These strong and growing revenue sources have enabled us to recognize a pre-tax pre-provision income of $13.27 million for the nine month period ended September 30, 2010, compared to $9.02 million for the same period of 2009, an increase of 47.1%. For the nine month period ended September 30, 2010, our net income equaled $5.74 million compared to $4.90 million for the same period of 2009. For additional information about our pre-tax pre-provison income, see “SUMMARY SELECTED FINANCIAL DATA” beginning on page 12 of this prospectus.

Our executive offices are located at 20 South Broad Street, Canfield, Ohio 44406, and our telephone number is (330) 533-3341. Our internet address is www.farmersbankgroup.com. The information contained on our website should not be considered part of this prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 52 of this prospectus.

Our Strategy and Highlights

Our strategy focuses on capitalizing on our financial stability and our community orientation to continue to profitably grow our business while maintaining sound operations and risk management. We seek to increase our market share by expanding our operations through internal growth and selective acquisitions, and by building on our existing customer relationships. We intend to continue to diversify our sources of revenue and expand non-interest income through trust services, insurance and other financial services and products. Highlights of our strategy include the following:

•	Risk Management and Asset Quality — We closely monitor and manage the risk of our operations, including the performance of our investment and loan portfolio, loan growth and core deposit growth. We have a short-term, high quality investment portfolio with an average life of 6.2 years. We continue to emphasize making loans to creditworthy borrowers within our markets, conducting sound analysis of financial and collateral information, working constructively with borrowers experiencing difficulties and confronting credit problems in a forthright and timely manner. During the latter part of 2008 and 2009, we moved aggressively to contend with asset quality deterioration, most notably in our commercial real estate portfolio. As a result of these changes, we increased the allowance for loan losses in 2009. During 2009, we provided approximately $6.05 million to the allowance for loan losses. Our allowance for loan losses/total loans and our allowance for loan losses/non-performing loans at year-end 2009 were approximately 1.21% and 73%, respectively, compared to approximately 1.01% and 104% at the end of 2008. Management remains diligent in monitoring local economic conditions and the impact that they may have on our loan portfolio. For the nine months ended September 30, 2010, management provided approximately an additional $5.88 million to the allowance for loan losses, which brought our allowance for loan losses/total loans to approximately 1.28% and our allowance for loan losses/non-performing loans to approximately 85%. Our non-performing loans to total loans and non-performing assets to total assets were approximately 1.52% and .90%, respectively, at September 30, 2010.

•	Brand Development — During the last two years, we have undertaken a campaign to build our brand awareness as a “Rock Solid,” a “Safe Harbor” and a “Stand Strong” organization. We are actively involved in marketing initiatives aimed at increasing brand awareness. We believe that our focus on customer service and developing and maintaining customer relationships better position us to attract loan, deposit, insurance and financial services customers in our primary service area from larger national and regional financial institutions.

•	Attracting, Developing and Retaining Quality People — During 2009, we set forth to leverage our positive workplace environment as a way to retain and attract new talent. We also enhanced our training programs and our reward and recognition programs to develop and retain our existing associate base. Without motivated, dedicated and responsible associates, we believe that it would be impossible to deliver the quality of service we envision for our customers. By treating employees fairly, and with dignity and respect, we believe we can contribute to the well-being and personal development of our associates. We believe the success of this approach has resulted in us being seen as an “employer of choice” in the Mahoning Valley. In October 2009, we were the recipients of the Youngstown/Warren Regional Chamber Human Resource Development Award, which is awarded to a local company that offers outstanding human resource development programs.

•	Core Systems Technology Enhancements — During 2009, we invested significantly in our core systems to provide an infrastructure platform that can support our future growth. We fully implemented seven key system conversions that essentially re-engineered the technology and processing core of our operations. These systems included a new core banking system, various new transaction, consumer loan application, and loan documentation processing systems, a new suite of on-line banking products, a comprehensive cash management system for corporate banking customers and enhanced telephone banking and automatic bill-paying systems.

•	Expand Asset Base Through Growth in Our Loan Portfolio — We focus on driving profitability by expanding our asset base through in-market organic loan growth. Because of our focus on customer service and local credit decisions, we believe that we are well positioned to capture credit customers from larger institutions operating in our primary service area. We believe that our financial stability also makes us well-positioned to capture credit customers from other community banks in our primary service area, many of whom have been more adversely affected by the recession than we have. During 2009, our loan portfolio increased approximately 10%, reflecting substantial development in our traditionally strong indirect automobile financing programs. During 2009, our commercial real estate loan portfolio grew approximately 11% and our commercial and industrial loan portfolio increased approximately 8%.

•	Core Funding Strategy — Strong core deposit growth is a key component of our operating strategy. During 2009, our total deposits increased by approximately 20%. We focus on high-quality, low-cost deposits to supplement our balance sheet, and on diversifying our deposit portfolio. At September 30, 2010, our core deposits — savings and money market accounts, time deposits less than $100,000, demand accounts and NOW accounts — represented approximately 86% of total deposits. Our emphasis on core deposit growth has contributed to significant improvement in our net interest margin. Net interest margin was approximately 3.88% during 2009 as compared to approximately 3.58% for 2008. Net interest margin improved to approximately 4.04% during the nine months ended September 30, 2010. In addition, we have not undertaken any of the following: (1) we did not participate in the United States Department of the Treasury’s Capital Purchase Program, which was established under Troubled Asset Relief Program as part of the Emergency Economic Stabilization Act of 2008; (2) we have not issued any unsecured senior debt guaranteed by the FDIC under its Temporary Liquidity Guarantee Program; and (3) we have not issued any preferred or trust preferred securities.

•	Diversifying Financial Services and Expanding Non-Interest Income — We believe that increasing the variety of services that we offer will help us to further penetrate and to increase our customer base within our targeted market areas. We also believe that we will benefit from decreased costs resulting from integrated sales efforts and cross-selling capabilities, increased fee income resulting from the provision of additional services and reduced interest rate risk associated with a diverse revenue mix. Trust services, which we began to provide following our purchase of Farmers Trust on March 31, 2009, contributed approximately $3.5 million in non-interest income for 2009 and approximately $3.7 million for the first nine months of 2010. Farmers Insurance also contributed approximately $80,000 in non-interest income during 2009 and approximately $204,000 during the first nine months of 2010.

Management Team

Our executive management team has 220 combined years of experience in the financial services industry, including 106 years with us. The long tenure and stability of our executive management team was augmented in 2007 with the addition of John S. Gulas. Mr. Gulas served as Executive Vice President and Chief Operating Officer of Farmers and Farmers Bank until July 1, 2010, when he succeeded Frank L. Paden as President and Chief Executive Officer of Farmers and Farmers Bank, and was appointed as an additional member of our board of directors. Mr. Paden served as President and Chief Executive Officer of Farmers and Farmers Bank since 1996, and he continues to serve as Executive Chairman of the board of directors and Secretary of Farmers and Farmers Bank.

Our leadership team blends executives having long-term stability with us and Farmers Bank with recent additions having experience with larger financial institutions or other organizations.

•	Mr. Paden, our Executive Chairman and Secretary, has been with us since 1974 and has served in a variety of roles with a concentration in lending and executive administration. Mr. Paden served as President, Chief Executive Officer and Secretary of Farmers and Farmers Bank from 1996 through June 30, 2010.

•	Mr. Gulas, our President and Chief Executive Officer, has over 26 years of banking experience, including executive roles with Key Bank, Sky Bank and Wachovia. His most recent role prior to joining Farmers was as President and Chief Executive Officer of Sky Trust Company, NA, where he was responsible for a $6.0 billion trust company, a $1.2 billion brokerage company and a $1.1 billion private bank. Mr. Gulas is a native of the Mahoning Valley and is on the Board of the Regional Chamber as well as other community and civic boards.

•	James H. Sisek, our President and Chief Executive Officer of Farmers Trust, has practiced in the areas of probate, trust and tax law for 35 years and is licensed to practice law in Ohio and Florida. Mr. Sisek has been President and Chief Executive Officer of what is now Farmers Trust for 14 years. Previously, Mr. Sisek was a Vice President for Northern Trust in Florida and head of the Mahoning Valley Regional Trust Operation for National City Bank.

•	Carl D. Culp, our Executive Vice President and Chief Financial Officer, is a Certified Public Accountant who has worked with us since 1989. Mr. Culp has spent over 25 years in finance and accounting in the banking industry.

•	Mark L. Graham, our Senior Vice President and Chief Credit Officer, has over 33 years of experience in the banking industry and with us. During his tenure with us, Mr. Grahman has held a variety of positions in our commercial loan department.

•	Kevin J. Helmick, our Senior Vice President of Retail Services, is responsible for the management and oversight of Farmers National Investments, the retail investment area of Farmers Bank, Farmers Insurance, which offers a full line of insurance products, and all branch sales and operational functions. Mr. Helmick has been with us for 15 years and has a retail and investment background, including an MBA and CFP designation.

•	Amber B. Wallace, our Senior Vice President and Director of Marketing, is responsible for all marketing efforts, brand strategies and business development initiatives. Ms. Wallace brings 21 years of experience to the position. Prior to her role at Farmers, Ms. Wallace served as the Assistant Vice President of Marketing and Physician Relations at Trumbull Memorial Hospital, where she managed a $14 million endowment, a $1.5 million marketing budget and all physician contracts.

In addition to Mr. Gulas, recent promotions and additions within our management team include the following:

•	James H. Sisek and William Hanshaw, who joined us at the time of the Farmers Trust acquisition, together have a combined 68 years of experience in the brokerage, trust and wealth management business, predominantly in the Mahoning Valley;

•	Mr. Helmick as Senior Vice President, Retail Services;

•	Ms. Wallace as Senior Vice President and Director of Marketing;

•	Brian E. Jackson as Vice President and Chief Information Officer; and

•	Mark A. Nicastro as Vice President and Director of Human Relations.

We have also added 41 sales and operational support employees over the past 12 months to accommodate current and anticipated growth. Our corporate culture is performance-based which rewards employees at all levels of the organization based upon our financial performance and on the attainment of personal objectives.

Competition

We believe that we are well positioned to continue our profitable expansion in our market area. In the current financial and regulatory environment, many of the larger financial institutions operating in our market area have shifted their focus away from business development and have focused on internal operational, capital and regulatory issues. At the same time, many community banks operating in our primary market area have been more adversely affected by the recession than we have. We believe that our performance based culture developed by our management team, our focus on customer service and our ability to provide local credit decisions, provide us with a significant opportunity to capture customers from larger institutions. We believe that these factors, together with our financial stability, make us well-positioned to capture customers from other community banks in our primary service area.

Our Market Area

Our primary market area consists of Mahoning, Trumbull and Columbiana counties in the northeast and east-central portions of Ohio, to the east and south of the Cleveland metropolitan area. This area, which generally encompasses the Youngstown-Warren-Boardman metropolitan area, is referred to as the Mahoning Valley. At 2009, the Youngstown-Warren-Boardman metropolitan area had a population of approximately 575,000, and a median household income for 2009 of approximately $45,000. The area had an unemployment rate for September 2010 of approximately 10.7%, as compared to a statewide unemployment rate of approximately 9.6%. This represents a 13.7% improvement over the September 2009 area unemployment rate of 12.4%.

The Mahoning Valley’s economy is heavily influenced by the manufacturing sector with an emphasis on steel, auto manufacturing and a variety of related and smaller industries. The area has experienced significant economic challenges over an extended period, and those challenges have been heightened during the current recession. Nevertheless, the Mahoning Valley enjoys an extensive transportation infrastructure comprised mainly of railroad and trucking systems and remains an important industrial center. Recently, the Mahoning Valley has seen several important investments in new business, including:

•	Steelmaker V&M Star’s planned $650 million expansion, which includes a new “state-of-the-art” rolling mill in Youngstown, Ohio;

•	General Motors’ decision to build the company’s next generation small car, the Chevrolet Cruze, at the company’s Lordstown, Ohio assembly plant, and to invest approximately $350 million in the Lordstown facility to support production of the Cruze; and

•	The acquisition of Warren, Ohio-based WCI Steel by OAO Severstal, one of the world’s leading integrated steel and mining companies, and that firm’s anticipated investment of approximately $100 million in repairs and upgrades to WCI’s facilities over a five year period.

We believe that we have significant opportunities to grow our business within and adjacent to our primary market area, as evidenced by our recent acquisition of Farmers Trust. The Youngstown-Warren-Boardman and adjacent East Liverpool-Salem metropolitan areas combined total for FDIC-insured deposits was approximately $10.5 billion as of June 30, 2009. As of that date, Farmers Bank ranked seventh out of 18 FDIC insured institutions in deposits in the Youngstown-Warren-Boardman metropolitan area (approximately 6.9% deposit market share) and fourth out of 11 FDIC institutions in the East Liverpool-Salem metropolitan area (approximately 9.9% deposit market share).

Our Capital Requirements

Like many financial institutions across the United States, our operations have been adversely affected by the recent economic crisis. The financial crisis has highlighted the role that capital serves as a protection against loss, liquidity risk and insolvency.

Pursuant to applicable regulations, we, as well as Farmers Bank, are subject to various regulatory capital requirements administered by federal banking agencies, including the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the Office of the Comptroller of the Currency, which we refer to as the OCC. Under capital adequacy guidelines and the regulatory framework, we are expected to act as a source of financial strength for our subsidiary bank, and we are subject to certain regulatory capital requirements that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items. Farmers Bank is also subject to capital adequacy guidelines and regulatory capital requirements. Failure to meet minimum capital requirements can result in certain mandatory (and possibly additional discretionary) actions by federal banking regulators. See “RISK FACTORS” beginning on page 21 of this prospectus.

The capital management function is a regular process that consists of providing capital for both our current financial position and our anticipated future growth. Due to the continuing growth in Farmers Bank’s business and the increase in its allowance for loan losses associated with current economic conditions, senior management and our board of directors determined that higher levels of capital were appropriate. The OCC concurred with our board of director’s view that additional capital would be beneficial in supporting Farmers Bank’s continued growth and operations. As a result, effective February 2, 2010, the OCC proposed, and our board of directors accepted, the following individual minimum capital requirements for Farmers Bank: Tier I Capital to Adjusted Total Assets of 7.20%; and Total Capital to Risk-Weighted Assets of 11.00%. At September 30, 2010, Farmers Bank’s Tier 1 Capital to Adjusted Total Assets was approximately 6.90% and Total Capital to Risk-Weighted Assets was approximately 12.23%. In conjunction with guidance provided by the OCC, we have targeted Farmers Bank to meet these individual minimum capital requirements by December 31, 2010. In order to address the minimum capital requirements proposed by the OCC, since February 2, 2010, Farmers Bank has reduced its deposit base and short term borrowing base and has sold certain appreciated investment securities. In addition, we reduced our dividend during the first quarter of 2010 to provide additional capital support. We expect that Farmers Bank will be able to attain the individual minimum capital requirements by December 31, 2010 from earnings through the normal course of operations.

Assuming the offering is fully subscribed and that 2,053,136 common shares are issued to standby investors, we estimate that the net proceeds from the offering, after advisory fees, selling agent commissions and estimated expenses, will be approximately $          . We intend to contribute $8 to 10 million of the net proceeds of the offering to Farmers Bank for general operating purposes, which may include among other things funding of loans, investment in securities, and payment of expenses. The proceeds of the offering which are not contributed to Farmers Bank will be used by us for general corporate purposes which may include, among others, payment of expenses, payment of dividends, and pursuing strategic opportunities which may be presented to us from time to time. We expect that deploying the net proceeds from this offering in this manner would cause Farmers Bank to exceed the targeted minimum capital requirements proposed by the OCC and accepted by our board of directors. However, based upon our results of operations through September 30, 2010, and our anticipated results of operations for the fourth quarter of 2010, and assuming no material deterioration in asset quality or other currently unanticipated adverse events, we also expect that Farmers Bank will be able to attain these capital levels by December 31, 2010 from earnings generated through the normal course of operations. As of September 30, 2010, we would have been required to contribute $3.08 million of the net proceeds of the offering to enable us to attain these capital levels as of that date. See “USE OF PROCEEDS” beginning on page 45 of this prospectus.

THE RIGHTS OFFERING

Common Shares Offered	We are offering 4,273,504 common shares (maximum) in the offering. We are offering our shareholders as of October 25, 2010, the record date, the right to subscribe for and purchase up to common shares pursuant to the exercise of subscription rights. Each subscription right includes a basic subscription right and an oversubscription privilege for shareholders who exercise their basic subscription rights in full, subject to availability and proration by us under certain circumstances. In addition, in the event that there is not a sufficient number of common shares remaining upon completion of the offering to satisfy the minimum number of shares we are required to sell to the standby investors, we will issue up to an additional 2,053,136 common shares, which would be issued by us out of treasury shares, which are not subject to preemptive rights. Finally, any unsubscribed shares offered in this rights offering and not purchased by standby investors may be offered in a public offering on a best efforts basis by Sandler O’Neill, as our selling agent, at a price of $ per share.

Basic Subscription Right	The basic subscription right of each subscription right entitles you to purchase common shares at a subscription price of $ per share; however, fractional common shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. The number of rights you may exercise appears on your rights certificate.

Oversubscription Privilege	In the event that you purchase all of the common shares available to you pursuant to your basic subscription rights, you may also choose to subscribe for a portion of any common shares that are not purchased by our shareholders through the exercise of their basic subscription rights. You may subscribe for common shares pursuant to your oversubscription privilege, subject to the purchase and ownership limitations described under the caption “THE RIGHTS OFFERING — Regulatory Limitation” beginning on page 40 of this prospectus.

Record Date	October 25, 2010.

Subscription Price	$ , per share.

Shares Outstanding Before the Rights Offering	common shares were outstanding as of . 2010.

Shares Outstanding After Completion of the Rights Offering	Assuming no options are exercised prior to the expiration of the rights offering and assuming the offering is fully subscribed and that 2,053,136 common shares are issued to standby investors we expect approximately common shares will be outstanding immediately after completion of the offering.

Expiration of the Rights Offering	5:00 p.m. Eastern Time, on , 2010. We may extend the rights offering without notice to you until , 2010.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be quoted for trading on the OTCBB or on any other stock exchange or market.

Regulatory Limitation	We will not be required to issue common shares to any rights holder pursuant to the exercise of basic subscription rights or oversubscription privileges, or to any standby investor who, in our opinion, could be required to obtain prior clearance or approval from, or submit a notice to, any federal or state bank regulatory authority to acquire, own or control such shares if, at the expiration time for the exercise of rights, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue common shares in such case, such shares will become available to satisfy oversubscriptions by other rights holders and will be available to the standby investors. See “THE RIGHTS OFFERING — Regulatory Limitation” beginning on page 40 of this prospectus.

Subscription Agent and Information Agent	We have engaged BNY Mellon Shareowner Services, which we refer to as the subscription agent or information agent, as our subscription and information agent for the rights offering. All subscription rights certificate and election forms, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to the subscription agent prior to 5:00 p.m., Eastern Time, on , 2010. The subscription agent will hold funds received in payment for common shares in a segregated account until the rights offering is completed or is withdrawn or canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest.

Financial Advisor and Selling Agent	We have entered into an agreement with Sandler O’Neill pursuant to which Sandler O’Neill is acting as our financial advisor in connection with the offering. Sandler O’Neill will not participate in the solicitation of our current shareholders regarding the exercise of subscription rights. As financial advisor, Sandler O’Neill will identify potential standby investors and will assist us in negotiating standby purchase agreements with standby investors. Additionally, any unsubscribed shares offered in the rights offering and not purchased by standby investors will be offered in a public reoffering on a best efforts basis by Sandler O’Neill, as our selling agent, at a price of $ per share. We have agreed to pay certain fees to, and expenses of, Sandler O’Neill for its services in the offering. See “PLAN OF DISTRIBUTION” beginning on page 46 of this prospectus.

Procedure for Subscribing	To exercise your subscription rights, you must take the following steps:

• If you hold a Farmers share certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on          , 2010. You may deliver the documents and payment

by hand delivery, U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m. Eastern Time, on          , 2010.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at a subscription price of $ per share.

Standby Purchase Agreements	We anticipate that we will enter into standby purchase agreements pursuant to which an aggregate of investors, as standby investors, will severally agree to acquire from us at $ per share up to common shares, subject to possible reduction under certain circumstances. See “THE RIGHTS OFFERING — Regulatory Limitation” beginning on page 40 of this prospectus. We expect that the standby purchase agreements will require that we sell and guarantee the availability of up to 2,053,136 common shares, to such standby investors if sufficient shares are not available after completion of the rights offering. The additional shares would be offered only to the standby investors and would be issued by us out of treasury shares, which are not subject to preemptive rights. See “STANDBY PURCHASE AGREEMENTS” beginning on page 45 of this prospectus.

Extensions, Cancellation and Amendment	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond , 2010. Our board of directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Delivery of Shares	The subscription agent will send you certificates representing the common shares you purchased as soon as practicable after , 2010, whether you exercise your rights immediately before that date or earlier. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive share certificates. Instead, the Depository Trust Company, which we refer to as DTC, will credit your account with your nominee with the common shares you purchased in the rights offering as soon as practicable after the expiration of the rights offering.

Purchase Intentions of Our Directors and Officers	Our directors and executive officers as a group, together with their affiliates, have indicated their intention to exercise rights to purchase, in the aggregate, approximately $340,000 of our common shares in the rights offering. Upon their acquisition of such shares, our directors and executive officers, as a group, will beneficially own shares, or a maximum of % of the outstanding common shares after completion of the rights offering.

Trading Market	Our common shares are quoted on the OTCBB under the symbol “FMNB.OB.”

No Board or Financial Advisor Recommendations	An investment in our common shares must be made pursuant to your evaluation of your best interests. Accordingly, neither our board of directors nor Sandler O’Neill makes any recommendation to you regarding whether you should exercise your rights or purchase our common shares.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Use of Proceeds	Assuming the offering is fully subscribed and that 2,053,136 common shares are issued to standby investors, we estimate that the net proceeds from the offering, after advisory fees, selling agent commissions and estimated expenses, will be approximately $ . We intend to contribute $8 to 10 million of the net proceeds of the offering to Farmers Bank for general operating purposes, which may include among other things funding of loans, investment in securities, and payment of expenses. The proceeds of the offering which are not contributed to Farmers Bank will be used by us for general corporate purposes which may include, among others, payment of expenses, payment of dividends, and pursuing strategic opportunities which may be presented to us from time to time. We expect that deploying the net proceeds from this offering in this manner would cause Farmers Bank to exceed the targeted minimum capital requirements proposed by the OCC and accepted by our board of directors. However, based upon our results of operations through September 30, 2010, and our anticipated results of operations for the fourth quarter of 2010, and assuming no material deterioration in asset quality or other currently unanticipated adverse events, we also expect that Farmers Bank will be able to attain these capital levels by December 31, 2010 from earnings generated through the normal course of operations. As of September 30, 2010, we would have been required to contribute $3.08 million of the net proceeds of the offering to enable us to attain these capital levels as of that date. See “PROSPECTUS SUMMARY — Our Capital Requirements” beginning on page 5 of this prospectus and “USE OF PROCEEDS” beginning on page 45 of this prospectus.

This offering is being made on a best efforts basis and the actual net proceeds that we receive may be significantly less than those that we would receive if the offering is fully subscribed. Accordingly, the amount available to us to contribute to Farmers Bank and to fund future growth may vary from the estimates set forth above. The net proceeds may also vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses will increase if common shares are sold to standby investors and in the public reoffer, if any.

Risk Factors	Before you exercise your subscription rights to purchase common shares, you should be aware that there are risks associated with your investment, including the risks described in the section captioned “RISK FACTORS” beginning on page 21 of this prospectus, and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase our common shares.

Questions	You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to BNY Mellon Shareowner Services, the information agent, by calling, if you are located within the United States, Canada or Puerto Rico, (866) 365-9071 (toll free) or, if you are located outside the U.S., (201) 680-6575 (collect).

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for years ended December 31, 2009 (which has been derived from our audited consolidated financial statements), and as of and for the nine months ended September 30, 2010 and 2009 (unaudited). You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which have been filed with the Securities and Exchange Commission, which we refer to as the Commission, and are incorporated by reference in this prospectus. Information for the nine month periods ended September 30, 2010 and 2009 are derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the nine month period ended September 30, 2010 do not necessarily indicate the results which may be expected for any future period or for the full year.

	As of and for the
	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Summary of Earnings
Total Interest Income (including fees on loans)	$36,385	$36,972	$49,775	$46,415	$45,538	$44,098	$42,481
Total Interest Expense	8,780	12,590	16,547	19,947	21,893	20,199	15,236

Net Interest Income	27,605	24,382	33,228	26,468	23,645	23,899	27,245
Provision for Loan Losses	5,878	3,050	6,050	1,420	570	200	649
Noninterest Income(1)	8,754	6,370	9,388	2,617	4,408	5,134	4,386
Noninterest Expense	23,094	21,734	29,655	21,013	20,382	19,619	20,212

Income Before Income Taxes	7,387	5,968	6,911	6,652	7,101	9,214	10,770
Income Taxes	1,652	1,071	1,069	987	1,176	1,999	2,710

Net Income	$5,735	$4,897	$5,842	$5,665	$5,925	$7,215	$8,060

Pre-tax Pre-provision Income(2)	$13,265	$9,018	$12,961	$8,072	$7,671	$9,414	$11,419
Per Share Data
Basic earnings per share	$0.42	$0.37	$0.44	$0.43	$0.46	$0.55	$0.62
Diluted earnings per share	0.42	0.37	0.44	0.43	0.46	0.55	0.62
Cash Dividends Paid	0.09	0.30	0.36	0.52	0.64	0.64	0.64
Book Value	6.69	6.11	5.96	5.83	5.67	5.83	5.82
Tangible Book Value(3)	6.17	5.54	5.41	5.83	5.67	5.83	5.82
Period-End Shares Outstanding	13,609,707	13,463,218	13,519,605	13,230,462	13,028,376	13,072,755	13,043,223
Weighted Average Shares Outstanding	13,548,105	13,329,621	13,363,445	13,103,761	13,004,593	13,006,042	13,004,739
Weighted Average Shares Outstanding for Diluted Earnings Per Share	13,548,105	13,329,621	13,363,445	13,103,761	13,004,593	13,006,560	13,015,374

	As of and for the
	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Balances at Period-End
Total Assets	$1,064,314	$1,016,051	$1,014,808	$880,370	$798,236	$821,584	$827,069
Allowance for Loan Losses	7,785	7,210	7,400	5,553	5,459	5,594	5,860
Net Loans	599,864	604,842	601,995	546,452	508,647	502,594	506,054
Earning Assets	1,006,037	958,605	948,187	829,173	745,482	778,719	776,300
Total Deposits	761,025	743,899	777,552	648,010	593,428	619,747	630,800
Short-Term Borrowings	174,999	142,999	125,912	105,435	74,174	77,792	76,963
Long-Term Borrowings	24,957	43,273	27,169	46,464	52,455	41,602	39,508
Total Stockholders’ Equity	91,101	82,259	80,628	77,102	73,920	76,223	75,864
Average Balances
Total Assets	$1,031,154	$952,119	$970,163	$841,630	$804,968	$818,549	$828,180
Total Stockholders’ Equity	84,411	79,158	79,775	73,889	74,615	75,143	77,475
Significant Ratios
Efficiency Ratio (On tax equivalent basis)	62.50%	67.48%	67.00%	63.02%	68.00%	65.04%	61.54%
Net Interest Margin	4.04	3.90	3.88	3.58	3.33	3.29	3.67
Return on Average Assets	0.74	0.69	0.60	0.67	0.74	0.88	0.97
Return on Average Equity	9.08	8.27	7.32	7.67	7.95	9.60	10.40
Average Earning Assets/Average Assets	92.34	92.65	92.79	93.68	94.86	94.98	94.59
Loans/Deposits	79.85	82.28	78.37	85.18	86.63	82.00	81.15
Total Capital to Risk Weighted Assets	12.87	11.91	12.03	14.01	14.95	15.84	15.75
Tier 1 Capital to Risk Weighted Assets	11.66	10.77	10.87	13.04	13.93	14.68	14.58
Tier 1 Capital to Average Assets	7.19	7.12	6.87	8.58	9.20	9.51	9.39
Dividend Payout Rate	21.26	81.54	82.18	120.07	140.24	115.14	103.08
Tangible Common Equity to Tangible Assets(2)	7.95	7.40	7.26	8.76	9.26	9.28	9.17
Non-Performing Loans to Total Loans(4)	1.52	2.07	1.66	0.97	0.46	0.34	0.39
Non-Performing Assets to Total Assets(5)	0.90	1.28	1.03	0.61	0.30	0.21	0.25
Allowance for Loan Losses/Total Loans	1.28	1.18	1.21	1.01	1.06	1.10	1.14
Allowance for Loan Losses/Nonperforming Loans	84.56	57.04	73.25	104.05	231.22	324.85	290.57
Annualized Net Charge-Offs to Average Net Loans Outstanding	1.24	0.32	0.71	0.26	0.14	0.09	0.19

(1)	Noninterest income includes a securities impairment charge of approximately $74,000, $2.71 million and $873,000, respectively, for the years ended December 31, 2009, 2008 and 2007.

(2)	Pre-tax pre-provision income is calculated by adding back the provision for loan losses to income before income taxes. Pre-tax pre-provision income is not required by generally accepted accounting principles, which we refer to as GAAP, or by applicable bank regulatory requirements, but is a metric used by management to evaluate profitability. Since there is no authoritative requirement to calculate pre-tax pre-provision income, our pre-tax pre-provision income is not necessarily comparable to similar profitability measures disclosed or used by other companies in the financial services industry. Pre-tax pre-provision income is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited pre-tax pre-provision income for the nine months ended September 30, 2010 and 2009, reconciliations of income before income taxes to pre-tax pre-provision income are set forth below:

Reconciliation of Income Before Income Taxes to Pre-Tax Pre-Provision Income

	For the
	Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands)

Income before income taxes	$7,387	$5,968	$6,911	$6,652	$7,101	$9,214	$10,770
Provision for loan losses	5,878	3,050	6,050	1,420	570	200	649
Pre-tax pre-provision income	$13,265	$9,018	$12,961	$8,072	$7,671	$9,414	$11,419

(3)	The tangible common equity ratio is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The tangible common equity ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the tangible common equity ratio, our tangible common equity ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited tangible common equity ratio as of September 30, 2010 and 2009, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Reconciliation of Common Stockholders’ Equity to Tangible Common Stockholders’ Equity and Total Assets to Tangible Assets

	As of and for the
	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands)

Common Stockholders’ Equity	$91,101	$82,259	$80,628	$77,102	$73,920	$76,223	$75,864
Less Goodwill and other intangibles	7,065	7,621	7,500	0	0	0	0
Tangible Common Stockholders’ Equity	$84,036	$74,638	$73,128	$77,102	$73,920	$76,223	$75,864
Reconciliation of Total Assets to Tangible Assets
Total Assets	$1,064,314	$1,016,051	$1,014,808	$880,370	$798,236	$821,584	$827,069
Less Goodwill and other intangibles	7,065	7,621	7,500	0	0	0	0
Tangible Assets	$1,057,249	$1,008,430	$1,007,308	$880,370	$798,236	$821,584	$827,069

(4)	Non-performing loans are defined as loans past due and still accruing interest, plus loans that are in non-accrual status.

(5)	Non-performing assets are defined as non-performing loans plus other real estate owned.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

We are distributing, at no charge, to holders of our common shares, non-transferable subscription rights to purchase our common shares. You will receive one subscription right for each common share you owned as of 5:00 p.m., Eastern Time, on October 25, 2010, the record date. Each subscription right entitles the holder to a basic subscription right and an oversubscription privilege, which are described below. The shares to be issued in the rights offering, like our existing common shares, are quoted on the OTCBB under the symbol “FMNB.OB”

What is the basic subscription right?

The basic subscription right of each subscription right gives our shareholders the opportunity to purchase             of our common shares at a subscription price of $             per share. We have granted to you, as a shareholder of record as of October 25, 2010, one subscription right for each common share you owned at that time. Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 common shares as of October 25, 2010, you would have received 100 basic subscription rights and would have the right to purchase           common shares for $             per share. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any basic subscription rights at all. However, if you exercise less than your full basic subscription rights, you will not be entitled to purchase any additional shares by using your oversubscription privilege.

If you hold a Farmers share certificate, the number of rights you may exercise pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, DTC will issue one basic subscription right to the nominee record holder for each common share that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the oversubscription privilege?

In the event that you purchase all of the common shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any common shares that are not purchased by our other shareholders through the exercise of their basic subscription rights. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your oversubscription privilege.

If sufficient common shares are available, we will seek to honor your oversubscription request in full. If, however, oversubscription requests exceed the number of common shares available to be purchased pursuant to the oversubscription privilege, we will allocate the available common shares among shareholders who oversubscribed by multiplying the number of shares requested by each shareholder through the exercise of their oversubscription privileges by a fraction that equals (x) the number of shares available to be issued through oversubscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their oversubscription privileges. As described above for the basic subscription rights, we will not issue fractional shares through the exercise of oversubscription privileges.

In order to properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege at the time you deliver payment related to your basic subscription right. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of common shares that may be available to you. For that calculation, you must assume that no other shareholder, other than you, will subscribe for any common shares pursuant to their basic subscription rights. See “THE RIGHTS OFFERING — Subscription Rights — Oversubscription Privilege” beginning on page 34 of this prospectus.

Why are we conducting a rights offering?

The issuance of our common shares generally is subject to preemptive rights, which provide shareholders the right to subscribe for additional common shares when we issue and sell additional common shares, including an issuance of common shares in a public offering. Initially, our board of directors determined to conduct a public offering of our common shares to raise equity capital. In order to conduct a public offering, we needed the approval of our shareholders to amend our Articles of Incorporation, which we refer to as the Articles, to eliminate preemptive rights. We held a special meeting of shareholders on August 19, 2010, but were not successful in obtaining sufficient votes to amend the Articles. Our board of directors subsequently concluded that a rights offering was the appropriate option under the current circumstances to raise equity capital. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

How was the $             per share subscription price determined?

The price of the shares offered in the rights offering was determined by us based on a variety of factors, including:

•	The results of negotiations with prospective standby investors;

•	the earnings per share and the per share book value of our common shares;

•	the trading history of our common shares;

•	our operating history and prospects for future earnings;

•	our current performance;

•	the prospects of the banking industry in which we compete;

•	the general condition of the securities markets at the time of the offering; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders, nor has Sandler O’Neill prepared an opinion as to the fairness of the subscription price or the terms of the offering to us or our current shareholders. Sandler O’Neill expresses no opinion and makes no recommendation to holders of the rights as to the purchase by any person of our common shares. Sandler O’Neill also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time.

What is the offering to the standby investors?

We propose to enter into separate standby purchase agreements with certain standby investors, pursuant to which such standby investors will agree to purchase up to          common shares (maximum), if such shares are available following the completion of this share offering. We propose to sell and guarantee the availability of up to 2,053,136 common shares, to such standby investors following the completion of this rights offering, which consists of our available treasury shares, which are not subject to preemptive rights. The standby purchase commitments will be subject to certain conditions as set forth in such standby purchase agreements. The price per share paid by any standby investor for such common shares will be equal to the subscription price paid by our shareholders in the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights. If you do not exercise any basic subscription rights, the number of common shares you own will not change. However, if you choose not to exercise your basic subscription rights in full, your ownership interest in Farmers will be diluted as a result of the rights offering, and even if you fully exercise your basic subscription rights, but do not exercise a certain level of your oversubscription privilege, you may experience dilution as a result of the sale of shares to standby investors. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and full payment of the subscription price prior to the expiration of the rights offering, which is            , 2010, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to          , on            , 2010, by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than            , 2010. Our board of directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on            , 2010 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed quoted on the OTCBB or any other stock exchange or market. Rights certificates may only be completed by the shareholder who receives the certificate.

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our common shares will trade; therefore, we cannot assure you that the market price for our common shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. See “RISK FACTORS” beginning on page 21 for a discussion of some of the risks involved in investing in our common shares.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

We will not issue common shares pursuant to the exercise of basic subscription rights or oversubscription privileges, or to any shareholder or standby investor who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of            , 2010, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. See “THE RIGHTS OFFERING — Regulatory Limitation” beginning on page 40 of this prospectus. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available to standby investors and for use in a public reoffer, if any.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a Farmers share certificate and you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., Eastern Time, on          , 2010.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent and the escrow agent by 5:00 p.m., Eastern Time, on            , 2010.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

What form of payment is required to purchase the common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full U.S. currency by personal or certified check or bank draft payable to “BNY Mellon Shareowner Services,” drawn upon a U.S. bank.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your common shares through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common shares you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time,            , 2010 expiration date that we have established for the rights offering.

When will I receive my new shares?

If you purchase common shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the expiration date of the rights offering. If your shares as of October 25, 2010 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your nominee will be credited with the common shares you purchase in the rights offering as soon as practicable after the expiration of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase common shares in the rights offering.

Will our directors and officers participate in the rights offering?

We expect our directors and officers, together with their affiliates, will subscribe for, in the aggregate, approximately $340,000, which represents        common shares in the rights offering. The purchase price paid by them will be $        per share, the same paid by all other persons who purchase common shares in the share offering. Following the share offering, our directors and executive officers, together with their affiliates, are expected to own        common shares, or     % of our total outstanding common shares if we sell        common shares in the offering, including shares they currently own in Farmers.

Will the standby investors receive any compensation for the standby commitments?

No. The standby investors are not receiving compensation for their standby commitments.

What agreements will be executed with the standby investors?

We anticipate that we will enter into standby purchase agreements pursuant to which an aggregate of           investors, as standby investors, will severally agree to acquire from us at $           per share up to          common shares (maximum), subject in each case to possible reduction under certain circumstances. See “THE RIGHTS OFFERING — Regulatory Limitation” beginning on page 40 of this prospectus. We expect that the standby purchase agreements will require that we sell and guarantee the availability of up to 2,053,136 common shares, to such standby investors if sufficient shares are not available after completion of the rights offering. The additional shares would be offered only to the standby investors and would be issued by us out of treasury shares, which are not subject to preemptive rights. See “STANDBY PURCHASE AGREEMENTS” beginning on page 45 of this prospectus.

How many shares will the standby investors own after the share offering?

After the offering, the standby investors will own between           common shares (     % of our outstanding shares) and           common shares (     % of our outstanding shares), depending on how many common shares we sell in the rights offering.

What effects will the offering have on our outstanding common shares?

As of            , 2010, we had           common shares issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering and assuming the offering is fully subscribed and that 2,053,136 common shares are issued to standby investors, we expect approximately           common shares will be outstanding immediately after completion of the offering.

The issuance of common shares in the offering will dilute, and thereby reduce, your proportionate ownership in our common shares, unless you fully exercise your basic subscription rights and a certain level of your over subscription privilege. In addition, the issuance of common shares at the subscription price, which is less than the market price as of          , 2010, will likely reduce the price per share of shares held by you prior to the share offering.

How much will we receive in net proceeds from the offering?

The offering is being made on a best efforts basis and is not subject to any minimum condition, so the actual proceeds that we receive may vary significantly. Assuming the offering is fully subscribed and that 2,053,136 common shares are sold to standby investors, we estimate that the net proceeds from the offering, after advisory fees, selling agent commissions and estimated expenses, will be approximately $          . We intend to contribute $8 to $10 million of the net proceeds of the offering to Farmers Bank for general operating purposes, which may include, among other things, funding of loans, investment in securities, and payment of expenses. The proceeds of the offering which are not contributed to Farmers Bank will be used by us for general corporate purposes which may include, among other things, payment of expenses, payment of dividends, and pursuing strategic opportunities which may be presented to us from time to time. We expect that deploying the net proceeds from this offering in this manner would cause Farmers Bank to exceed the targeted minimum capital requirements proposed by the OCC and accepted by our board of directors. However, based upon our results of operations through September 30, 2010, and our anticipated results of operations for the fourth quarter of 2010, and assuming no material deterioration in asset quality or other currently unanticipated adverse events, we also expect that Farmers Bank will be able to attain these capital levels by December 31, 2010 from earnings generated through the normal course of operations. As of September 30, 2010, we would have been required to contribute $3.08 million of the net proceeds of the offering to enable us to attain these capital levels as of that date. See “PROSPECTUS SUMMARY— Our Capital Requirements” beginning on page 5 of this prospectus and “USE OF PROCEEDS” beginning on page 45 of this prospectus.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights will result in the purchase of additional common shares and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the caption “RISK FACTORS” beginning on page 21 of this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your escrow payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase common shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

What is the role of Sandler O’Neill in the share offering?

We have entered into an agreement with Sandler O’Neill, pursuant to which Sandler O’Neill is acting as our financial advisor. In its capacity as financial advisor, Sandler O’Neill provided advice to us regarding the structure and the financial and market impact of the offering as well as with respect to marketing the common shares to be issued in the offering. Sandler O’Neill will not participate in the solicitation of the exercise of subscription rights for the purchase of common shares. Sandler O’Neill will identify potential standby investors and will assist us in negotiating standby purchase agreements with the standby investors.

Sandler O’Neill has also agreed to sell in a public reoffering, on a best efforts basis any shares not subscribed in the rights offering. Because the public reoffering is on a best efforts basis, Sandler O’Neill is not obligated to purchase any shares if they are not sold to the public, and is not required to sell any specific number or dollar amount of shares.

Who should I contact if I have other questions?

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, or if you have any questions about us, Farmers Bank or the rights offering, please contact our subscription and information agent, BNY Mellon Shareowner Services, by calling, if you are located within the United States, Canada or Puerto Rico, (866) 365-9071 (toll free) or, if you are located outside the U.S., (201) 680-6575 (collect).

RISK FACTORS

An investment in our common shares involves risks.  You should consider carefully the risk factors included below as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, together with all of the other information included in, or incorporated by reference into, this prospectus before making a decision to invest in the common shares. Some of these factors relate principally to our business. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Difficult market conditions and economic trends have adversely affected our industry and our business.

The capital markets continued to experience difficult conditions through 2009 and into 2010, producing uncertainty in the financial markets in general and a related general economic downturn. Dramatic declines in the housing market that resulted in decreasing home prices and increasing delinquencies and foreclosures negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. These general downward economic trends, the reduced availability of commercial credit and increasing unemployment have all negatively impacted the credit performance of commercial and consumer credit and resulted in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets have adversely affected our business, financial condition, results of operations and share price and may continue to do so. Also, our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions. Business activity across a wide range of industries and regions is greatly reduced and local governments and many companies are in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. Any worsening of current conditions or slowing of any economic recovery would have an adverse effect on us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies.

Our indirect lending exposes us to increased credit risks.

A portion of our current lending involves the purchase of consumer automobile installment sales contracts from automobile dealers located in Northeastern Ohio. As of September 30, 2010, we had approximately $123.25 million of indirect loans outstanding, or approximately 20.28% of our loan portfolio. These loans are for the purchase of new or late model used cars. We serve customers over a broad range of creditworthiness and the required terms and rates are reflective of those risk profiles. While these loans have higher yields than many of our other loans, they involve significant risks in addition to normal credit risk. Potential risk elements associated with indirect lending include the limited personal contact with the borrower as a result of indirect lending through dealers, the absence of assured continued employment of the borrower, the varying general creditworthiness of the borrower, changes in the local economy and difficulty in monitoring collateral. While indirect automobile loans are secured, they are secured by depreciating assets and characterized by loan to value ratios that could result in Farmers Bank not recovering the full value of an outstanding loan upon default by the borrower. Despite the economic slowdown in our primary market area, we are not currently experiencing higher delinquencies, charge-offs or repossessions of vehicles in this portfolio. However, if the economy continues to contract, we may experience higher levels of delinquencies, repossessions and charge-offs.

We have significant exposure to risks associated with commercial and residential real estate.

A substantial portion of our loan portfolio consists of commercial and residential real estate-related loans, including real estate development, construction and residential and commercial mortgage loans. As of September 30, 2010, we had approximately $209.65 million of commercial real estate loans outstanding, which represented approximately 34.50% of our loan portfolio. As of that same date, we had approximately $181.22 million in residential real estate loans outstanding, or approximately 29.82% of our loan portfolio. Consequently, real estate-related credit risks are a significant concern for us. The adverse consequences from real estate-related credit risks tend to be cyclical and are often driven by national economic developments that are not controllable or entirely foreseeable by us or our borrowers. General difficulties in our real estate markets have recently contributed to increases in our non-performing loans, charge-offs, and decreases in our income.

Commercial and industrial loans may expose us to greater financial and credit risk than other loans.

Our commercial and industrial loan portfolio was approximately $80.56 million at September 30, 2010, comprising approximately 13.26% of our loan portfolio. Commercial and industrial loans generally carry larger loan balances and can involve a greater degree of financial and credit risk than other loans. Any significant failure to pay on time by our customers would hurt our earnings. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, when underwriting a commercial or industrial loan, we may take a security interest in commercial real estate, and, in some instances upon a default by the borrower, we may foreclose on and take title to the property, which may lead to potential financial risks for us under applicable environmental laws. If hazardous substances were discovered on any of these properties, we may be liable to governmental agencies or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination.

Changes in interest rates may negatively affect our earnings and the value of our assets.

Our earnings and cash flows depend substantially upon our net interest income. Net interest income is the difference between interest income earned on interest-earnings assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investment securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect: (1) our ability to originate loans and obtain deposits; (2) the fair value of our financial assets and liabilities, including our securities portfolio; and (3) the average duration of our interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rates indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse affect on our financial condition and results of operations.

Our allowance for loan losses may not be adequate to cover actual future losses.

We maintain an allowance for loan losses to cover probable and incurred loan losses. Every loan we make carries a certain risk of non-repayment, and we make various assumptions and judgments about the collectibility of our loan portfolio including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the loss allowance will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.

We may be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could materially adversely affect us.

There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable incurred losses within the existing portfolio of loans. The level of the allowance reflects management’s evaluation of, among other factors, the status of specific impaired loans, trends in historical loss experience, delinquency trends, credit concentrations and economic conditions within our market area. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require us to increase our allowance for loan losses. Increases in nonperforming loans have a significant impact on our allowance for loan losses.

In addition, bank regulatory agencies periodically review our allowance for loan losses and may require us to increase the provision for loan losses or to recognize further loan charge-offs, based on judgments that differ from those of management. If loan charge-offs in future periods exceed our allowance for loan losses, we will need to record additional provisions to increase our allowance for loan losses. Furthermore, growth in our loan portfolio would generally lead to an increase in the provision for loan losses. Generally, increases in our allowance for loan losses will result in a decrease in net income and stockholders’ equity, and may have a material adverse effect on our financial condition, results of operations and cash flows. Material additions to our allowance could also materially decrease our net income.

Changes in interest rates could adversely affect our income and financial condition.

Our income and cash flow depends to a great extent on the difference between the interest earned on loans and investment securities, and the interest paid on deposits and other borrowings. An increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest and principal of their loans, especially borrowers with loans that have adjustable rates of interest. Interest rates are beyond our control, and they fluctuate in response to general economic conditions and the policies of various governmental and regulatory agencies, in particular the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits.

Changes in economic and political conditions could adversely affect our earnings.

Our success depends, to a certain extent, upon economic and political conditions, local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings. Because we have a significant amount of real estate loans, additional decreases in real estate values could adversely affect the value of property used as collateral and our ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. If during a period of reduced real estate values we are required to liquidate the collateral securing a loan to satisfy the debt or to increase our allowance for loan losses, it could materially reduce our profitability and adversely affect our financial condition. The substantial majority of our loans are to individuals and businesses in Ohio. Consequently, further significant declines in the economy in Ohio could have a materially adverse effect on our financial condition and results of operations. It is uncertain when the negative credit trends in our market will reverse and, therefore, future earnings are susceptible to further declining credit conditions in the market in which we operate.

Additional required capital may not be available.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. In that regard, a number of financial institutions have recently raised considerable amounts of capital in response to a deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside of our control, and on our financial performance. Accordingly, there can be no assurance that we can raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

Failure to satisfy our individual minimum capital requirements could result in enforcement action against us, which could negatively affect our results of operations and financial condition.

In conjunction with the recommendations of the OCC, effective February 2, 2010, we agreed to accept increased individual minimum capital requirements for Farmers Bank in excess of what would otherwise be required under applicable law. In conjunction with guidance provided by the OCC, we have targeted Farmers Bank to meet the following individual minimum capital requirements by December 31, 2010: Tier 1 Capital to Adjusted Total Assets of 7.20%; and Total Capital to Risk Weighted Assets of 11.00%. At September 30, 2010, Farmers Bank’s Tier 1 Capital to Adjusted Total Assets was approximately 6.90% and Total Capital to Risk Weighted Assets was approximately 12.23%. Failure to comply with our targeted minimum capital requirements in the time frame provided, or at all, could result in enforcement orders or penalties from federal banking regulators, which could have a material adverse effect on our business, financial condition and results of operations. Although we expect that net proceeds from this offering would cause Farmers Bank to exceed these targeted individual minimum capital requirements, we also expect that Farmers Bank will be able to attain these capital levels by December 31, 2010 from earnings generated through the normal course of operations.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds, and not to benefit our shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

Our results of operations, financial condition or liquidity may be adversely impacted by issues arising in foreclosure practices, including litigation and delays in the foreclosure process related to certain industry deficiencies.

Recent announcements of deficiencies in foreclosure documentation by several large seller/servicer financial institutions have raised various concerns relating to mortgage foreclosure practices in the United States. A group of state attorneys general and state bank and mortgage regulators in all 50 states and the District of Columbia is currently reviewing foreclosure practices and a number of mortgage sellers/servicers have temporarily suspended foreclosure proceedings in some or all states in which they do business in order to evaluate their foreclosure practices and underlying documentation.

We could face delays and challenges in the foreclosure process arising from claims relating to industry practices generally, which could adversely affect recoveries and our financial results, whether through increased expenses of litigation and property maintenance, deteriorating values of underlying mortgaged properties or unsuccessful litigation results generally.

The recently enacted Dodd-Frank Act may adversely affect our business, financial conditions and results of operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform Act, which we refer to as the Dodd-Frank Act. The Dodd-Frank Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. Because the Dodd-Frank Act requires various federal agencies to adopt a broad range of regulations with significant discretion, many of the details of the new law and the effects they will have on us will not be known for months or even years.

Many of the provisions of the Dodd-Frank Act apply directly only to institutions much larger than us, and some will affect only institutions with different charters than Farmers or institutions that engage in activities in which we do not engage. Among the changes to occur pursuant to the Dodd-Frank Act that can be expected to have an effect on us are the following:

•	The OTS will be merged into the OCC and the authority of the other remaining bank regulatory agencies restructured;

•	A new independent consumer financial protection bureau will be established within the Federal Reserve Board, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws;

•	New capital regulations for thrift holding companies will be adopted and any new trust preferred securities will no longer count toward Tier 1 capital;

•	The current prohibition on the payment of interest on demand deposits will be repealed, effective July 21, 2011;

•	The standard maximum amount of deposit insurance per customer is permanently increased to $250,000 and non-interest bearing transaction accounts will have unlimited deposit insurance through January 1, 2013;

•	The deposit insurance assessment base calculation will be expanded to equal a depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

•	New corporate governance requirements applicable generally to all public companies in all industries will require new compensation practices, including, but not limited to, requiring companies to “claw back” incentive compensation under certain circumstances, to provide shareholders the opportunity to cast a non-binding vote on executive compensation, to consider the independence of compensation advisors and new executive compensation disclosure requirements.

Many provisions of the Dodd-Frank Act will not be implemented immediately and will require interpretation and rule making by federal regulators. Farmers is closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effect of the Dodd-Frank Act on Farmers cannot be determined yet, the law is likely to result in increased compliance costs and fees paid to regulators, along with possible restrictions on Farmers’ operations.

We extend credit to a variety of customers based on internally established standards and judgment. We manage credit risk through a program of underwriting standards, the review of certain credit decisions and an on-going process of assessment of the quality of the credit already extended. Our credit standards and on-going process of credit assessment might not protect us from significant credit losses.

We take credit risk by virtue of making loans and leases, extending loan commitments and letters of credit and, to a lesser degree, purchasing non-governmental securities. Our exposure to credit risk is managed through the use of consistent underwriting standards that emphasize “in-market” lending while avoiding highly leveraged transactions as well as excessive industry and other concentrations. Our credit administration function employs risk management techniques to ensure that loans and leases adhere to corporate policy and problem loans and leases are promptly identified. While these procedures are designed to provide us with the information needed to implement policy adjustments where necessary, and to take proactive corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.

Future FDIC premiums could be substantially higher and would have an unfavorable effect on earnings.

The FDIC projects higher premiums to be necessary because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits. The FDIC, in an effort to avoid larger increases in the premiums, has already taken action to collect FDIC premiums for the next three years in advance. If any additional assessments or large premium increases occur in the future, such actions would negatively affect our financial condition and results of operation.

We depend on our subsidiaries for dividends, distributions and other payments.

As a bank holding company, we are a legal entity separate and distinct from our subsidiaries. Our principal source of funds to pay dividends on our common shares is dividends from these subsidiaries. In the event our subsidiaries become unable to pay dividends to us, we may not be able to pay dividends on our common shares. Accordingly, our inability to receive dividends from our subsidiaries could also have a material adverse effect on our business, financial condition and results of operations.

Federal and state statutory provisions and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. Our banking subsidiaries generally may not, without prior regulatory approval, pay a dividend in an amount greater than their undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by Farmers Bank if the total of all dividends declared in a calendar year would exceed the total of its retained net income for the year combined with its retained net income for the two preceding years. The Federal Reserve Board and the OCC have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. The ability of Farmers Bank to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines and may restrict our ability to declare and pay dividends.

We may not be able to attract and retain skilled people.

Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to retain or hire the people we want or need. In order to attract and retain qualified employees, we must compensate our employees at market levels. If we are unable to continue to attract and retain qualified employees, or do so at rates necessary to maintain our competitive position, our performance, including our competitive position, could suffer, and, in turn, adversely affect our business, financial condition and results of operations.

We may be adversely impacted by weakness in the local economies we serve.

Our business activities are geographically concentrated in Northeast Ohio and, in particular, Mahoning, Trumbull and Columbiana County, Ohio, where commercial activity has deteriorated at a greater rate than in other parts of Ohio and in the national economy. This has led to and may lead to further unexpected deterioration in loan quality, and slower asset and deposit growth, which may adversely affect our business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral that we hold cannot be realized upon or is liquidated at prices insufficient to recover the full amount of the loan. We cannot assure you that any such losses would not materially and adversely affect our business, financial condition or results of operations.

Impairment of investment securities, goodwill, other intangible assets, or deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, whether the market decline was affected by macroeconomic conditions and whether we have the intent to sell the debt security or will be required to sell the debt security before its anticipated recovery. Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present. Assessment of goodwill and such other intangible assets could result in circumstances where the applicable intangible asset is deemed to be impaired for accounting purposes. Under such circumstances, the intangible asset’s impairment would be reflected as a charge to earnings in the period. Deferred tax assets are only recognized to the extent it is more likely than not they will be realized. Should our management determine it is not more likely than not that the deferred tax assets will be realized, a valuation allowance with a change to earnings would be reflected in the period.

A substantial decline in the value of our Federal Home Loan Bank of Cincinnati common stock may adversely affect our financial condition.

We own common stock of the Federal Home Loan Bank of Cincinnati (the “FHLB”), in order to qualify for membership in the Federal Home Loan Bank system, which enables us to borrow funds under the Federal Home Loan Bank advance program. The carrying value of our FHLB common stock was approximately $3.1 million as of September 30, 2010.

Published reports indicate that certain member banks of the Federal Home Loan Bank system may be subject to asset quality risks that could result in materially lower regulatory capital levels. In December 2008, certain member banks of the Federal Home Loan Bank system (other than the FHLB) suspended dividend payments and the repurchase of capital stock until further notice. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLB, could be substantially diminished or reduced to zero. Consequently, given that there is no market for our FHLB common stock, we believe that there is a risk that our investment could be deemed other-than-temporarily impaired at some time in the future.

If this occurs, it may adversely affect our results of operations and financial condition. If the FHLB were to cease operations, or if we were required to write-off our investment in the FHLB, our business, financial condition, liquidity, capital and results of operations may be materially adversely affected.

Our business strategy includes significant growth plans. Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to continue pursuing a profitable growth strategy both within our existing markets and in new markets. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. We cannot assure you that we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy. Also, if we grow more slowly than anticipated, our operating results could be materially adversely affected.

Risks Related to the Rights Offering

The amount of proceeds that will be raised in the offering is uncertain and the amount available to us to contribute to Farmers Bank and to fund growth may vary from the estimates set forth in this prospectus.

This offering is being made on a best efforts basis and is not subject to any minimum subscription condition. We cannot assure you that the offering will be fully subscribed, and the actual proceeds that we receive may vary significantly from the amounts estimated in this prospectus on the assumption that the offering is fully subscribed. The net proceeds may also vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses will increase if common shares sold to standby investors and in the public reoffer, if any. Accordingly, the amount available to us to contribute to Farmers Bank and to fund future growth may vary from the estimates set forth in this prospectus.

The future price of our common shares may be less than the $             purchase price per share in the rights offering.

If you exercise your subscription rights to purchase common shares in the rights offering, you may not be able to sell them later at or above the $             purchase price in the rights offering. The actual market price of our common shares could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our common shares decreases below the subscription price, you will have committed to buying common shares at a price above the prevailing market price and could have an immediate unrealized loss. Our common shares are quoted on the OTCBB under the symbol “FMNB.OB,” and the last reported sales price of our common shares on the OTCBB on            , 2010 was $      per share. We cannot assure you that the market price of our common shares will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common shares at a price equal to or greater than the subscription price.

The subscription price determined for the rights offering is not an indication of the fair value of our common shares.

The price of the shares offered in the rights offering was determined by us based on a variety of factors, including:

•	The results of negotiations with prospective standby investors;

•	the earnings per share and the per share book value of our common shares;

•	the trading history of our common shares;

•	our operating history and prospects for future earnings;

•	our current performance;

•	the prospects of the banking industry in which we compete;

•	the general condition of the securities markets at the time of the offering; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The per share subscription price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common shares to be offered in the rights offering. After the date of this prospectus, our common shares may trade at prices below the subscription price.

The share offering may reduce your percentage ownership in Farmers.

Even if our current shareholders fully exercise their basic subscription rights, they will experience dilution to their percentage ownership of our outstanding common shares as a result of the share offering. In addition, current shareholders who do not exercise a certain level of their oversubscription privilege will experience dilution as a result of the sale of shares to standby investors and in a public reoffering, if any. Standby investors will be able to purchase additional common shares beyond those shares issuable upon exercise of the subscription rights. We are obligated to sell additional shares to standby investors because the standby investors have a right to purchase             shares, which may include treasury shares, even if we issue all of the shares issuable upon exercise of basic subscription rights and oversubscription privileges.

You may not revoke your exercise of rights; we may terminate the rights offering.

Once you have exercised your subscription rights, you may not revoke your exercise even if you learn information about us that you consider to be unfavorable. We may terminate the rights offering at our discretion. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

You will not be able to sell the shares you buy in the rights offering until you receive your share certificates or your account is credited with the common shares.

If you purchase our common shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after            , 2010, or such later date as to which the rights offering may be extended. If your shares are held by a custodian bank, broker, dealer or other nominee and you purchase our common shares, your account with your nominee will be credited with the common shares you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your share certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common shares issued in the rights offering will be quoted for trading on the OTCBB. The share price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Our common shares represent equity interests in Farmers and rank junior to all of our existing and future indebtedness. Regulatory, statutory and contractual restrictions may limit or prevent us from paying dividends on our common shares and there is no limitation on the amount of indebtedness we may incur in the future.

Our common shares are equity interests in Farmers. As such, our common shares rank junior to all of our indebtedness and to other non-equity claims with respect to assets available to satisfy claims on Farmers, including in a liquidation. Additionally, unlike indebtedness, for which principal and interest customarily are payable on specified due dates, in the case of our common shares: (i) dividends are payable only when, as and if authorized and declared by our board and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board deems relevant; and (ii) as an Ohio corporation, under Ohio law, we are subject to restrictions on payments of dividends out of lawfully available funds. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our common shares.

We could change or eliminate our historic practice of paying dividends in the future.

Holders of our common shares are entitled to receive dividends only when, as and if declared by our board of directors. Although we have historically paid dividends on our common shares, we are not required to do so, and our board of directors could reduce or eliminate dividends paid on our common shares in the future. Consequently, prospective investors should not expect that future dividends will be paid at current levels or at all. Future modifications, reductions or the elimination of dividends paid on our common shares could adversely affect the market price of our common shares.

The low trading volume in our common shares may adversely affect your ability to resell shares at prices that you find attractive, or at all.

Our common shares are traded on the OTCBB. The average daily trading volume for our common shares is less than larger financial institutions. During the past 12 months, the average daily trading volume for our common shares on the OTCBB was approximately 2,417 shares. Due to its relatively small trading volume, sales of our common shares may place significant downward pressure on the market price of our common shares. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

The price of our common shares may fluctuate significantly and this may make it difficult for you to resell our common shares when you want or at prices you find attractive.

The market value of our common shares will likely continue to fluctuate in response to a number of factors, most of which are beyond our control. The market value of our common shares may also be affected by conditions affecting the financial markets generally, including the recent volatility of the trading markets. These conditions may result in: (i) fluctuations in the market prices of stocks generally and, in turn, our common shares; and (ii) sales of substantial amounts of our common shares in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common shares. A significant decline in our share price could result in substantial losses for shareholders and could lead to costly and disruptive securities litigation.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Ohio law, our Articles, and our Amended Code of Regulations, which we refer to as the Regulations and, collectively with the Articles, as our Corporate Governance Documents, could make it more difficult for a third party to acquire control of us or could have the effect of discouraging a third party from attempting to acquire control of us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements regarding our outlook on earnings, asset quality, projected growth, capital position, business opportunities in our markets and economic conditions, and are based upon management’s beliefs as well as assumptions made based on data currently available to management. When we use words like “believe,” “intend,” “plan,” “may,” “continue,” “project,” “would,” “expect,” “estimate,” “could,” “should,” “will” and similar expressions, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on those forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements:

•	general economic conditions in market areas where we conduct business, which could materially impact credit quality trends;

•	business conditions in the banking industry;

•	the regulatory environment;

•	fluctuations in interest rates;

•	demand for loans in the market areas where we conduct business;

•	rapidly changing technology and evolving banking industry standards;

•	competitive factors, including increased competition with regional and national financial institutions;

•	new service and product offerings by competitors and price pressures; and

•	other like items.

We undertake no obligation to update publicly forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and assumptions relevant to our business in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K incorporated by reference herein. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

MARKET FOR COMMON SHARES AND OUR DIVIDEND POLICY

Our common shares are traded on the OTCBB. The average daily trading volume for our common shares is less than larger financial institutions. During the past 12 months, the average daily trading volume for our common shares on the OTCBB was approximately 2,417 shares. No assurance can be given that a very active trading market will develop in the foreseeable future or can be maintained. As of          , 2010, we had           common shares outstanding, held by approximately           holders of record.

The following table sets forth the high and low closing sales prices per common share reported for the periods presented, and the cash dividends paid per common share, for the periods shown.

Quarter Ended	High	Low	Cash Dividend

December 30, 2010 (through November 22, 2010)	$3.70	$3.51	$—
September 30, 2010	$4.10	$3.47	$0.03
June 30, 2010	$4.65	$3.50	$0.03
March 31, 2010	$4.80	$4.10	$0.03
December 31, 2009	$5.35	$4.01	$0.06
September 30, 2009	$6.00	$4.71	$0.06
June 30, 2009	$6.80	$4.75	$0.12
March 31, 2009	$6.05	$3.65	$0.12
December 31, 2008	$7.24	$3.55	$0.12

The amount and type (cash or shares), if any, of future dividends will be determined by our board and will depend on our earnings, financial conditions and other factors considered by our board to be relevant. There can be no assurance as to when, or if, our board will increase dividends above this level.

Additionally, the payment of cash dividends on our common shares will depend largely upon the ability of Farmers Bank to declare and pay dividends to us. Farmers Bank’s ability to pay dividends will depend primarily upon its earnings, financial condition, and need for funds, as well as applicable governmental policies. Even if we have earnings in an amount sufficient to pay dividends, Farmers Bank’s board of directors may determine to retain earnings for the purpose of funding growth. Farmers Bank generally pays a dividend to us to provide funds for: (i) dividends the we pay our shareholders; (ii) treasury share repurchases; and (iii) other expenses.

There are various legal limitations with respect to Farmers Bank’s ability to pay dividends to us and our ability to pay dividends to shareholders. Under the Ohio General Corporation Law, we may pay dividends out of surplus, however created, but must notify our shareholders if a dividend is paid out of capital surplus. Our ability to pay dividends to our shareholders is largely dependent on the amount of dividends which may be declared and paid to us by our subsidiaries. Under federal banking law, the prior approval of the Federal Reserve Board and the OCC may be required in certain circumstances prior to the payment of dividends by us or Farmers Bank. The OCC has the authority to prohibit a national bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. The Federal Reserve Board’s guidelines generally require us to review the effects of the cash payment of dividends on common shares and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income.

Any future determination to pay dividends will be at the discretion of our board, subject to applicable limitations under Ohio law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board.

CAPITALIZATION

The following table presents our historical consolidated capitalization at September 30, 2010 and our pro forma consolidated capitalization after giving effect to the receipt of net proceeds from the offering, assuming net proceeds of approximately $     . The table also sets forth the historical regulatory capital ratios of Farmers and Farmers Bank at September 30, 2010, and the pro forma regulatory capital ratios of Farmers Bank and Farmers, assuming the receipt by Farmers Bank of $      million of net proceeds from the offering, and further assuming that $      million of the proceeds received by Farmers Bank were invested in assets with a risk weighting of 20%, and $      million were invested in assets with a risk weighting of 50%.

	Historical at	Pro Forma at
	September 30, 2010	September 30, 2010
	(Dollars in thousands)

Stockholders’ Equity:
Common Shares — Authorized 25,000,000 shares; issued 15,662,843 at September 30, 2010; shares to be issued as adjusted(1)	$96,014	$
Retained earnings	11,654
Accumulated other comprehensive income (loss), net of tax	8,936
Treasury stock, at cost; 2,053,136 shares	(25,503)

Total Stockholders’ Equity	$91,101	$

Capital Ratios for Farmers National Banc Corp.
Tier 1 Capital to average assets ratio	7.19%
Tier 1 to risk-weighted assets ratio	11.66%
Total capital to risk-weighted assets	12.87%
Capital Ratios for Farmers National Bank of Canfield
Tier 1 Capital to average assets ratio	6.90%
Tier 1 to risk-weighted assets ratio	11.02%
Total capital to risk-weighted assets	12.23%

(1)	The number of common shares to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2010 and excludes shares reserved for issuance upon exercise of outstanding stock options with a weighted-average exercise price of .

THE RIGHTS OFFERING

General

We are distributing to the holders of our common shares, at no cost to the holders, non-transferable rights to purchase our common shares. We will distribute to each shareholder who owned shares at the end of the day on October 25, 2010, the record date, one right for           each common share held of record. Each subscription right entitles the holder to a basic subscription right and an oversubscription privilege. We will not issue fractional rights; the number of subscription rights we offer to each shareholder will be rounded down to the nearest whole number.

There will be no public market for the rights. You may not sell, assign or otherwise transfer your rights, except by operation of law in the event of your death or dissolution.

Basic Subscription Right

With your basic subscription right, you may purchase           common shares per subscription right, subject to delivery of the required documents and payment of the subscription price of $      per share, prior to the expiration of the rights offering. Fractional common shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. You may exercise all or a portion of your basic subscription right. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares under your oversubscription privilege.

Oversubscription Privilege

In the event that you purchase all of the common shares available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any common shares that are not purchased by other shareholders through the exercise of their basic subscription rights. If sufficient common shares are available, we will seek to honor the oversubscription requests in full. If oversubscription requests exceed the number of common shares available to be purchased pursuant to the oversubscription privilege, we will allocate the available common shares among shareholders who oversubscribed by multiplying the number of shares requested by each shareholder through the exercise of their oversubscription privileges by a fraction which equals (x) the number of shares available to be issued through oversubscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their oversubscription privileges. As described above for the basic subscription right, we will not issue fractional shares through the exercise of oversubscription privileges.

Expiration Time

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on          , 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue common shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than          , 2010. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors determines to extend the rights offering.

If you hold your common shares in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time,          , 2010, expiration date that we have established for the rights offering.

Standby Purchase Agreements

We anticipate that we will enter into standby purchase agreements pursuant to which an aggregate of      investors, as standby investors, will severally agree to acquire from us at $      per share up to          common shares (maximum), subject in each case to possible reduction under certain circumstances. See “— Regulatory Limitation” beginning on page 40 of this prospectus. We expect that the standby purchase agreements will require that we sell and guarantee the availability of up to 2,053,136 common shares to such standby investors if sufficient shares are not available after completion of the rights offering. The additional shares would be offered only to the standby investors and would be issued by us out of treasury shares, which are not subject to preemptive rights. See “STANDBY PURCHASE AGREEMENTS” beginning on page 45 of this prospectus.

Reasons for the Rights Offering

The issuance of our common shares generally is subject to preemptive rights, which provide shareholders the right to subscribe for additional common shares when we issue and sell additional common shares, including an issuance of common shares in a public offering. Initially, our board of directors determined to conduct a public offering of our common shares to raise equity capital. In order to conduct a public offering, we needed the approval of our shareholders to amend our Articles to eliminate preemptive rights. We held a special meeting of shareholders on August 19, 2010, but were not successful in obtaining sufficient votes to amend the Articles. Our board of directors subsequently concluded that a rights offering was the appropriate option under the current circumstances to raise equity capital. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

No Board or Financial Advisor Recommendation

You must make your decision whether to exercise your rights based on your own evaluation of your financial situation and our offer. Neither our board of directors nor Sandler O’Neill makes any recommendation to any holder of rights or other prospective purchasers regarding the exercise of their rights or the subscription for shares of our common shares.

Exercise of Subscription Rights

Important! Please carefully read the instructions accompanying the subscription rights certificate and follow those instructions in detail. Do not send subscription rights certificates to us.

You are responsible for choosing the payment and delivery method for your subscription rights certificate, and you bear the risks associated with your choices. If you choose to deliver your subscription rights certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to          , 2010. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified check or bank draft drawn upon a U.S. bank.

Method of Exercise

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

•	Subscription by Registered Holders. To exercise your subscription rights, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each common share you are subscribing for, to the subscription agent at the address set forth under the caption “— Subscription Agent” beginning on page 39, prior to the expiration date or, if you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration date, you may follow the guaranteed delivery procedures described under the caption “— Guaranteed Delivery Procedures” beginning on page 36. Your payment, in any case, must be received and cleared prior to 5:00 p.m., Eastern Time, on , 2010.

•	Subscription by Beneficial Owners. If you are a beneficial owner of common shares, meaning that you hold your shares in “street name” through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a “Nominee Holder Certification,” prior to 5:00 p.m., Eastern Time, on , 2010. If you hold a Farmers share certificate directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate form be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or other nominee or if you receive it without sufficient time to respond.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, dealer, custodian bank or other nominee, as the case may be, all of the required documents (including those referenced under the caption “— Guaranteed Delivery Procedures” beginning on page 36 if you are following the guaranteed delivery procedures) and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Time, on          , 2010, the scheduled expiration date of the rights offering.

Method of Payment

You must pay for the common shares you subscribe for in full in U.S. currency by personal or certified check or bank draft payable to “BNY Mellon Shareowner Services,” drawn upon a U.S. bank. You will have paid the subscription price only upon:

•	clearance of any uncertified check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a United States bank.

Guaranteed Delivery Procedures

If you want to exercise your rights, but time will not permit your subscription rights certificate to reach the subscription agent on or prior to 5:00 p.m., Eastern Time, on           , 2010, you may exercise your rights using the following guaranteed delivery procedures:

1.	on or before , 2010, you must have sent, and the subscription agent must have received, payment in full for each common share you are purchasing through your basic subscription right and your oversubscription privilege;

2.	on or before , 2010, you must have sent, and the subscription agent must have received, a Notice of Guaranteed Delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, which we refer to as FINRA, or a commercial bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery must state:

•	your name,

•	the number of rights that you hold,

•	the number of common shares that you wish to purchase pursuant to your basic subscription rights, and

•	the number of common shares, if any, you wish to purchase pursuant to your oversubscription privilege.

The Notice of Guaranteed Delivery must guarantee the delivery of your subscription rights certificate to the subscription agent within three OTCBB trading days following the date of the Notice of Guaranteed Delivery; and

3.	you must send, and the subscription agent must receive, your properly completed and duly executed subscription rights certificate, including any required signature guarantees, within three OTCBB trading days following the date of your Notice of Guaranteed Delivery. You may physically deliver the Notice of Guaranteed Delivery via the enclosed envelope to the subscription agent. You can obtain additional copies of the Notice of Guaranteed Delivery from the subscription agent at the address set forth below under the caption “— Subscription Agent” beginning on page 39 of this prospectus.

Signature Guarantee

Signatures on the subscription rights certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions that provide signature guarantee services include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription rights certificate do not need to be guaranteed if the subscription rights certificate:

•	provides that the common shares you are purchasing are to be delivered directly to the record owner of the subscription rights; or

•	is submitted for the account of a member firm of a registered national securities exchange or a member of the FINRA, or a commercial bank or trust company having an office or correspondent in the United States.

Shares Held by or for Others

If you hold common shares for the account of others, such as a broker, a trustee or a depository for securities, you should notify the respective beneficial owners of the shares as soon as possible to obtain instructions with respect to the subscription rights they beneficially own.

If you are a beneficial owner of common shares held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask the holder to effect transactions in accordance with your instructions.

Ambiguities in Exercise of the Subscription Rights

If you do not specify the number of rights being exercised on your subscription rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wish to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the subscription agent receives from you.

If your payment exceeds the total purchase price for the number of shares of common shares that you have indicated you wish to exercise on your subscription rights certificate, your payment will be applied until depleted as follows:

1.	to subscribe for the number of common shares that you indicated on the subscription rights certificate that you wish to purchase through your basic subscription rights;

2.	to subscribe for additional common shares until your basic subscription right has been fully exercised; and

3.	To subscribe for additional common shares pursuant to your oversubscription privilege (subject to any applicable limitation or proration).

Validity of Subscriptions

We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights. We may, at our sole discretion:

•	waive any defect or irregularity;

•	permit a defect or irregularity to be corrected within any period of time that we set; or

•	reject the purported exercise of any right by reason of any defect or irregularity.

Any determination we make with respect to these matters will be final and binding. Subscriptions will not be deemed to have been received or accepted until the person submitting the subscription has cured all irregularities or we have waived them. This must occur within any period of time that we, in our sole discretion, set. Neither we nor the subscription agent will:

•	be under any duty to notify anyone of any defect or irregularity in connection with the submission of any subscription rights certificate; or

•	incur any liability for any failure to give notice of this sort.

Subscribers’ Fees and Expenses

You are responsible for paying all commissions, fees, taxes and other expenses that you incur in exercising your subscription rights.

No Revocation

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Right To Terminate Offering

We expressly reserve the right, at our sole discretion, at any time prior to delivery of the common shares offered by this prospectus, to terminate the rights offering if the offering is prohibited by law or regulation or our board of directors concludes, in its judgment, that it is not in our best interest, and that of our shareholders, to complete the offering under the circumstances.

Escrow Arrangements; Return of Funds

BNY Mellon Shareowner Services, the subscription agent, will hold funds received in payment for our common shares until the rights offering is completed or is withdrawn or canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest.

Rights as a Shareholder

You will have no rights as a holder of common shares you purchase in the rights offering until certificates representing the common shares are issued to you, or your account at your nominee is credited with the common shares purchased in the rights offering.

Listing

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be quoted for trading on the OTCBB or any other stock exchange or market. The our common shares issuable upon exercise of the subscription rights will be listed on the OTCBB under the ticker symbol “FMNB.OB.”

Subscription Agent

BNY Mellon Shareowner Services is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to BNY Mellon Shareowner Services as follows:

By mail: BNY Mellon Shareowner Services Attn: Corporate Action Department, 27th Floor P.O. Box 3301 South Hackensack, New Jersey 07606	By overnight courier or by hand: BNY Mellon Shareowner Services Attn: Corporate Action Department, 27th Floor 480 Washington Boulevard Jersey City, New Jersey 07310

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to BNY Mellon Shareowner Services, the information agent, by calling, if you are located within the United States, Canada or Puerto Rico, (866) 365-9071 (toll free) or, if you are located outside the U.S., (201) 680-6575 (collect).

We will pay the fees and expenses of the subscription agent and have agreed to indemnify it against any liability that it may incur in connection with the offering, including liabilities under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

Determination of Subscription Price

The price of the shares offered in the rights offering was determined by us based on a variety of factors, including:

•	The results of negotiations with prospective standby investors;

•	the earnings per share and the per share book value of our common shares;

•	the trading history of our common shares;

•	our operating history and prospects for future earnings;

•	our current performance;

•	the prospects of the banking industry in which we compete;

•	the general condition of the securities markets at the time of the offering; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders, nor has Sandler O’Neill prepared an opinion as to the fairness of the subscription price or the terms of the offering to us or our current shareholders. Sandler O’Neill expresses no opinion and makes no recommendation to holders of the rights as to the purchase by any person of our common shares. Sandler O’Neill also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time.

We cannot assure you that the market price of our common shares will not decline during or after the rights offering. We also cannot assure you that you will be able to sell the common shares purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common shares before exercising your subscription rights.

Information Agent

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, or if you have any questions about us, Farmers Bank or the rights offering, please contact our information agent, BNY Mellon Shareowner Services, by calling, if you are located within the United States, Canada or Puerto Rico, (866) 365-9071 (toll free) or, if you are located outside the U.S., (201) 680-6575 (collect). We will pay the fees and expenses of the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.

Dilution

Rights holders may experience substantial dilution of their percentage of equity ownership interest and voting power in us if they do not exercise their rights. If we are required to sell additional shares to the standby investors in excess of those offered pursuant to the basic subscription rights and oversubscription privileges due to minimum guarantees in the standby purchase agreements, subscription rights holders will suffer dilution in their equity ownership interest and voting power whether or not they exercise their basic subscription rights.

Purchase Intentions of Directors and Officers

We expect all of our directors and executive officers to participate in the rights offering. Our directors and executive officers, together with their affiliates, intend to purchase approximately $340,000 in available common shares, assuming sufficient common shares are available to satisfy their purchase intentions. The purchase price paid by our directors and executive officers, together with their affiliates, will be $      per share, the same paid by all other persons who purchase our common shares in the rights offering. Following the completion of the share offering our directors and executive officers, together with their affiliates are expected to own approximately           common shares, or between     % and     % of our total outstanding common shares, assuming the sale at the minimum and maximum of the offering range, respectively, and excluding stock options currently exercisable or exercisable within 60 days of          , 2010.

Foreign and Certain Other Shareholders

Subscription rights certificates will not be mailed to record date holders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the subscription agent for each record date holders’ accounts. To exercise their subscription rights, such persons must notify the subscription agent at or prior to 5:00 p.m., Eastern Time, on          , 2010, at which time (if no contrary instructions have been received) the rights represented thereby will expire if not exercised.

Regulatory Limitation

We will not issue common shares pursuant to the exercise of basic subscription rights or over-subscription rights to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of          , 2010, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy oversubscription by other shareholders pursuant to subscription rights and will be available to standby investors.

The acquisition of more than 10% of our outstanding common shares may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978, which we refer to as the Bank Control Act. The Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under Federal Reserve Board regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of voting securities if: (i) the bank or holding company has a class of voting securities which is registered under Section 12 of the Exchange Act; or (ii) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHC Act.

Common Shares Outstanding After the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering and assuming that the offering is fully subscribed and that 2,053,136 common shares are issued to standby investors, we expect approximately           common shares will be outstanding immediately after the completion of the offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the common shares received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances. This summary applies to you only if you are a U.S. holder (defined below), acquire your subscription rights in the rights offering and you hold your subscription rights or common shares issued to you upon exercise of the subscription rights or, if applicable, the oversubscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, but not limited to:

•	A financial institution;

•	A regulated investment company;

•	A real estate investment trust;

•	A dealer in securities;

•	A trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	A tax-exempt organization;

•	An employee stock purchase plan;

•	An insurance company;

•	A person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

•	A person who acquired common shares pursuant to the exercise of compensatory stock options or otherwise as compensation;

•	A person that holds common shares as part of a “straddle,” “constructive sale” or a “hedging” or “conversion” transaction;

•	A person whose functional currency is not the U.S. dollar.

This section is based on Code, its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service, which we refer to as the IRS, and court decisions, all as currently in effect, all of which are subject to change or differing interpretations at any time, possibly on a retroactive basis. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described herein.

You are a U.S. holder if you are a beneficial owner of subscription rights or common shares and you are:

•	An individual who is a citizen or resident of the U.S. for federal income tax purposes;

•	A corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	An estate whose income is subject to U.S. federal income tax regardless of its source; or

•	A trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds common shares received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of the common shares.

THIS DISCUSSION ADDRESSES ONLY CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES OF RECEIVING, OWNING AND EXERCISING THE SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF THE COMMON SHARES IN YOUR PARTICULAR CIRCUMSTANCES.

Taxation of Subscription Rights

Receipt of Subscription Rights.  Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing common shares for U.S. federal income tax purposes. Under Section 305 of the Code, a shareholder who receives a right to acquire shares will in certain circumstances, be treated as having received a taxable dividend in an amount equal to the fair market value of such right. The application of this rule is very complex and subject to uncertainty. However, we believe that pursuant to Section 305 of the Code and the Treasury regulations promulgated thereunder, the receipt of subscription rights should generally not be taxable to a shareholder. Consequently, the discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis in Subscription Rights.  If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common shares on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate basis between your existing common shares and the subscription rights in proportion to the relative fair market values of the existing common shares and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common shares and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common shares on the date you receive the subscription rights, then you must allocate your basis in your existing common shares between the existing common shares and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common shares on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Holding Period in Subscription Rights.  Your holding period in a subscription right will include your holding period in the common shares with respect to which the subscription right was distributed.

Exercise of Subscription Rights.  Generally, you will not recognize gain or loss on the exercise of subscription rights. Your tax basis in a new common share acquired when you exercise a subscription right will generally be equal to the sum of: (1) your adjusted tax basis, if any, in the subscription right; and (2) the subscription price you paid for such shares. The holding period for common shares acquired when you exercise your subscription right will begin on the date of exercise.

Acquisition of Common Shares through Exercise of Over-Subscription Privilege.  Generally, you will not recognize gain or loss on the exercise of the oversubscription privilege. If you acquire common shares through exercise of the over-subscription privilege, your basis in such shares will generally be equal to the subscription price you paid for such shares plus any servicing fee charged to you by your broker, bank or trust. The holding period with respect to such shares of common shares will commence on the day after the acquisition of the common shares.

Not Exercising Subscription Rights.  If you do not exercise your subscription rights, you should not recognize any gain or loss for U.S. federal income tax purposes and any portion of the tax basis in your existing common shares previously allocated to the subscription rights not exercised should be re-allocated to the existing common shares.

Taxation of Common Shares

Distributions.  Distributions with respect to common shares acquired upon exercise of subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such common shares and thereafter as capital gain.

Dispositions.  If you sell or otherwise dispose of common shares acquired upon exercise of basic subscription rights or the oversubscription privilege, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for the common shares is more than one year. Long-term capital gain of an individual that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. Among other requirements, the new legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, report annually certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. You should consult your own tax advisor regarding this legislation.

Health Care and Reconciliation Act of 2010

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other sources, dividends on stock and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. You should consult your own tax advisor regarding the effect, if any, of this legislation on your ownership and disposition of the common shares.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of the common shares acquired through the exercise of the subscription rights or the over-subscription privilege. Backup withholding may apply under certain circumstances if you: (1) fail to furnish your social security or other taxpayer identification number, which we refer to as a TIN; (2) furnish an incorrect TIN; (3) fail to report interest or dividends properly; or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

STANDBY PURCHASE AGREEMENTS

We expect to enter into standby purchase agreements with certain standby investors. We expect the standby investors to severally agree, subject in each case to a maximum standby purchase commitment and certain conditions, to acquire from us at the subscription price of $      per share up to           common shares (maximum), if any, remaining after the exercise of the rights, including those purchased pursuant to the oversubscription privilege. In addition, the standby purchase agreements will provide that we must sell up to 2,053,136 common shares, which consists of our available treasury shares, which are not subject to preemptive rights, to the standby investors if such amount of underlying shares are not available for sale after the exercise of rights. The obligations of the standby investors will not be subject to the purchase of any minimum number of shares pursuant to the exercise of the rights by the rights holders, but are subject to the following conditions:

•	that no order suspending the effectiveness of the registration statement or any amendment or supplement thereto shall have been issued and no proceedings for such purpose shall be pending before or, to our knowledge or the standby investor, threatened by the Commission and any requests for additional information by the Commission (to be included in the registration statement, in this prospectus or otherwise) shall have been complied with in all material respects;

•	that our representations and warranties and those of the standby investor contained in the standby purchase agreement shall be true and correct in all material respects as of the closing date, and that we, as well as the standby investor, shall have performed all covenants and agreements required to be performed at or prior to the closing date; and

•	we shall have conducted the rights offering substantially in the manner described in this prospectus.

The following table sets forth the minimum and maximum share commitments of the standby investors.

Name	Minimum Share Commitment	Maximum Share Commitment

Total

Each standby purchase agreement is expected to provide that it may be terminated by the standby investor only upon the occurrence of the following events:

•	prior to the closing of the share offering, if we experience a material adverse effect on our financial condition, or on our financial position, operations, assets, results of operation or business (excluding changes in general economic, industry, market or competitive conditions that generally affect the financial institutions industry, unless such changes have a disproportionate effect on us);

•	the suspension of trading in our common shares;

•	if we materially breach the standby purchase agreement and such breach is not cured within the time period specified in the standby purchase agreement;

•	if the share offering is not completed by , 2010;

•	in the event that we are unable to obtain any required federal or state approvals for the share offerings on conditions reasonably satisfactory to us despite our reasonable efforts to obtain such approvals; and

•	any circumstances occur that would result in the standby investor, individually or otherwise with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority.

Each standby investor has represented to us that they are not “affiliates” of the other within the meaning of Rule 405 of the Securities Act, and are not acting in concert with each other and are not members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) and have no current intention to act in the future in a manner that would make them members of such a group.

USE OF PROCEEDS

Assuming the offering is fully subscribed and that 2,053,136 common shares are issued to the standby investors, we estimate that the net proceeds from the offering, after advisory fees, selling agent commissions and

estimated expenses, will be approximately $     . We intend to contribute $8 to $10 million of the net proceeds of the offering to Farmers Bank for general operating purposes, which may include among other things funding of loans, investment in securities, and payment of expenses. The proceeds of the offering which are not contributed to Farmers Bank will be used by the Company for general corporate purposes which may include, among others, payment of expenses, payment of dividends, and pursuing strategic opportunities which may be presented to the Company from time to time. This offering is being made on a best efforts basis and the actual net proceeds that we receive may be significantly less than those that we would receive if the offering is fully subscribed. Accordingly, the amount available to us to contribute to Farmers Bank and to fund future growth may vary from the estimate set forth above. The net proceeds may also vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses will increase if common shares sold to standby investors and in the public reoffer, if any. In the event that we are unable to sell the maximum number of shares provided for in this offering, we will apply the net proceeds that we receive first to a capital contribution to Farmers Bank, and then, to the extent that proceeds remain available, to our general corporate purposes as described above.

PLAN OF DISTRIBUTION

We are offering common shares to our shareholders of record as of October 25, 2010, through the distribution to those shareholders of nontransferable rights to purchase           common shares for every           common shares each shareholder beneficially owned on such date. The subscription price in the rights offering is $      per share. To the extent any of the shares offered in the rights offering are available, shareholders shall be permitted to oversubscribe, subject to the limitations described in this prospectus under the caption “THE RIGHTS OFFERING — The Subscription Rights — Oversubscription Privilege” beginning on page 34 of this prospectus.

Directors, executive officers and employees

Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common shares. These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of Farmers Bank may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of common shares or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Exchange Act, and the solicitation of subscription rights and the sales of the common shares underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common shares. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common shares.

Financial Advisor

We have engaged Sandler O’Neill as our financial advisor in connection with the offering pursuant to an agency agreement between Sandler O’Neill and us. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In its capacity as financial advisor, Sandler O’Neill provided advice to us regarding the structure and the financial and market impact of the offering as well as with respect to marketing the common shares to be issued in the offering. Sandler O’Neill will not participate in the solicitation of the exercise of subscription rights for the purchase of common shares. Sandler O’Neill will identify potential standby investors and will assist us in negotiating standby purchase agreements with the standby investors.

Sandler O’Neill has also agreed, subject to the terms and conditions contained in the agency agreement with us, to sell in a public offering, on a best efforts basis, any shares not subscribed in the rights offering. Because the public offering is on a best efforts basis, Sandler O’Neill is not obligated to purchase any shares if they are not sold to the public, and the selling agent is not required to sell any specific number or dollar amount of shares.

The public reoffer, if any, will be conducted in accordance with certain Commission rules applicable to best efforts offerings. Under these rules, if Sandler O’Neill collects funds from investors in the public reoffer, such funds will be deposited in the escrow account at the subscription agent on the same terms applicable to purchasers in the rights offering. Normal customer ticketing will be used for orders placed through Sandler O’Neill or other broker-dealers participating in the public reoffer. Accordingly, Sandler O’Neill and any other broker-dealer participating in the public reoffer generally will accept payment for common shares to be purchased in the public reoffer on the settlement date through the services of DTC on a delivery versus payment basis. The closing of the public reoffer is subject to conditions set forth in the agency agreement. If and when all the conditions for the closing are met, funds for common shares sold in the public reoffer, less fees and commissions payable, will be delivered promptly to us.

Determination of Offering Price

The price of the shares offered in the rights offering was determined by us based on a variety of factors, including:

•	The results of negotiations with prospective standby investors;

•	the earnings per share and the per share book value of our common shares;

•	the trading history of our common shares;

•	our operating history and prospects for future earnings;

•	our current performance;

•	the prospects of the banking industry in which we compete;

•	the general condition of the securities markets at the time of the offering; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders, nor has Sandler O’Neill prepared an opinion as to the fairness of the subscription price or the terms of the offering to us or our current shareholders. Sandler O’Neill expresses no opinion and makes no recommendation to holders of the rights as to the purchase by any person of our common shares. Sandler O’Neill also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time.

Commissions and Expenses

As compensation for its services, we have agreed to pay Sandler O’Neill fees consisting of:

•	an advisory fee of $35,000 payable upon completion of the offering for its advisory services in connection with the transaction,

•	a placement fee of 6.0% of the aggregate value of funds committed by standby investors and

•	a placement fee of 7.0% of the aggregate purchase price of any shares sold on a best efforts basis in the public offering.

Our arrangements with Sandler O’Neill provide for that firm to receive minimum fees of at least $200,000 for its services. We have also agreed to pay the reasonable out-of-pocket expenses incurred by Sandler O’Neill in connection with its services, including legal fees and marketing and travel expenses. We estimate that the total expenses of the offering, exclusive of fees payable to Sandler O’Neill will be $      and will be payable by us.

Indemnity

We have agreed to indemnify Sandler O’Neill, and persons who control Sandler O’Neill, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Lock-Up Agreement

We, and each of our directors and executive officers, and standby investors, have agreed for a period of           days after the date of this prospectus, subject to certain exceptions, to not sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any of our common shares or warrants or other rights to purchase common shares or any other of our securities that are substantially similar to our common shares without, in each case, the prior written consent of Sandler O’Neill. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise. The          -day restricted period described above will be automatically extended if: (i) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the          -day restricted period and ends on the last day of the          -day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the          -day restricted period, we announce that we will release earnings results or become aware that material news or a material event would occur during the 16-day period beginning on the last day of the          -day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or material event relating to us occurs.

Relationship with Sandler O’Neill

Sandler O’Neill, including some of its affiliates, have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of its businesses, and may have received, and may continue to receive, compensation for those services.

DESCRIPTION OF CAPITAL STOCK

Pursuant to the Articles, our authorized capital stock will consist of 25,000,000 common shares. As of September 30, 2010, there were 13,609,707 of our common shares outstanding. At that time, there were approximately 3,729 holders of record of our common shares. In addition, immediately prior to this offering, there were options to purchase 30,000 common shares. Assuming the sale of common shares in this offering, we will have a total of           common shares outstanding immediately following this offering.

Common Shares

Each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders. Shareholders do not have the right to vote cumulatively in the election of directors. Each outstanding common share will be entitled to such dividends as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Holders of our common shares have no right to convert or exchange their common shares into any other securities. No redemption or sinking fund provisions apply to our common shares.

Holders of our common shares have pre-emptive rights, unless the common shares offered or sold are: (1) treasury shares; (2) issued as a share dividend; (3) issued or agreed to be issued for consideration other than money; (4) issued by our board of directors; (5) issued or agreed to be issued upon the conversion of convertible shares authorized in our Articles, or upon exercise of the conversion conferred and authorized by our board of directors; (6) offered to shareholders in satisfaction of their pre-emptive rights and not purchased by such shareholders, and thereupon issued and agreed to be issued for a consideration not less than that at which the common shares were so offered to shareholders, less reasonable expenses, compensation, or discount paid or allowed for sale, underwriting, or purchase of the common shares, unless by the affirmative vote or written order of the holders of two-thirds of the common shares otherwise entitled to such pre-emptive rights, if pre-emptive rights are restored as to any of such shares not theretofore issued or agreed to be issued; (7) released from pre-emptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to such pre-emptive rights; and (8) released from pre-emptive rights by the affirmative vote or written consent of the holders of a majority of the common shares entitled to pre-emptive rights, for offering and sale, or the grant of options with respect thereto, to any or all employees of Farmers or its subsidiary corporations or to a trustee on their behalf, under a plan adopted or to be adopted by the board of directors for that purpose.

All outstanding common shares are, and all common shares to be outstanding upon completion of this offering will be, fully paid and nonassessable. In addition to the common shares that will be outstanding upon the closing of this offering, as of September 30, 2010, employee stock options to purchase up to 27,000 common shares were exercisable.

Authorized but Unissued Capital Stock

The authorized but unissued common shares may be issued without further shareholder approval. These shares may be used for a variety of corporate purposes, including future private or public offerings, to raise additional capital or facilitate acquisitions. The existence of authorized but unissued common shares could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy context or otherwise.

Anti-takeover Effects of our Charter Documents and Ohio Law

There are provisions in our Corporate Governance Documents, and in the Ohio General Corporation Law, which we refer to as the OGCL, that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares. In addition to our preferred shares described above:

Classified Board of Directors.  Our Articles provide for our board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected by the shareholders each year. This classification system makes it more difficult to replace a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board.

Business Combinations.  Subject to certain exceptions, our Articles prohibit us from consummating a “Business Combination” except with the approval by the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power. In the case of any Business Combination that has been approved by a vote of at least two-thirds of our disinterested directors, and which those directors have determined to be fair and equitable to all shareholders, may be consummated with the approval by the affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power. Our Articles define a “Business Combination” to mean any:

•	merger or consolidation of Farmers;

•	sale, lease exchange, transfer or other disposition of all or substantially all of our assets;

•	adoption of any plan of liquidation and dissolution of Farmers; or

•	reclassification of securities, recapitalization or reorganization which would increase, directly or indirectly, the proportionate equity interest or control by an acquiring entity (excluding any such transaction with an entity controlled by us).

Acquisitions of More Than 10% of Our Voting Power.  Subject to certain exceptions, our Articles provide that in no event may any person seek to acquire directly or indirectly, common shares which would entitle such acquiring entity, immediately after such acquisition, either directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power of Farmers (a “control share acquisition”) unless the board must call a special meeting of shareholders for voting on the proposed control share acquisition to be held within 50 days after the receipt by us of a statement from the acquiring entity providing certain information as set forth in the Articles, including that the acquiring entity has received all necessary regulatory approvals and consents to make such control share acquisition and that the proposed control share acquisition, unless

•	prior approval at a special meeting of shareholders is given by an affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power and by the affirmative vote of the holders of shares entitling them to exercise at least 80% of that portion of such voting power excluding:

•	shares which are already owned by the acquiring entity;

•	shares which the acquiring entity has the right to vote, acquire, or control; and

•	shares owned by our employees who are also our directors or

•	the board, by a vote of at least two-thirds of the entire board, determines that the proposed control share acquisition will be made to all of our shareholders at the same time on a uniform and fair basis, for all of the outstanding shares other than those shares which are already owned by the acquiring entity), and prior approval a special meeting of shareholders to is given by an affirmative vote of the holders of shares entitling them to exercise at least a two-thirds majority of the voting power and by the affirmative vote of the holders of shares entitling them to exercise at least a two-thirds majority of such voting power excluding:

•	shares which are already owned by the acquiring entity;

•	shares which the acquiring entity has the right to vote, acquire, or control; and

•	shares owned by our employees who are also our directors.

The board must call a special meeting of shareholders for voting on the proposed control share acquisition to be held within 50 days after the receipt by us of a statement from the acquiring entity providing certain information as set forth in the Articles, including that the acquiring entity has received all necessary regulatory approvals and consents to make such control share acquisition and that the proposed control share acquisition, if consummated, will not be contrary to law. The board has no obligation to call such a meeting if it determines in good faith by a vote of at least two-thirds of the entire board that the proposed control share acquisition is contrary to law or cannot be consummated for financial reasons. Any control share acquisition which is authorized as set out above must be consummated in accordance with the terms set forth in the acquiring entity’s statement to us within 180 days following such shareholder approval.

Any shares acquired in a control share acquisition not authorized as provided above will be excluded from voting in any subsequent meeting of the shareholders. Additionally, the Secretary will direct the transfer agent to refuse to transfer shares on our books which represent shares acquired in a control share acquisition not authorized as provided above.

Ohio Merger Moratorium Statute.  We are an “issuing public corporation” as defined under Ohio law. Chapter 1704 of the OGCL governs transactions between an issuing public corporation and:

•	an “interested shareholder,” which, generally, means someone who becomes a beneficial owner of 10% or more of the shares of the corporation without the prior approval of the board of directors of the corporation; and

•	persons affiliated or associated with an interested shareholder.

For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both the issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder:

•	the disposition or acquisition of any interest in assets;

•	mergers, consolidations, combinations and majority share acquisitions;

•	voluntary dissolutions or liquidations; and the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares.

Subsequent to the three-year period, these transactions may take place provided that either of the following conditions are satisfied:

•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in the articles of incorporation, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by Section 1704.03(A)(4), for their shares.

If, prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704’s prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.

Chapter 1704 does not apply to a corporation if its articles of incorporation or code of regulations state that it does not apply. We have not opted out of the application of this statute.

Ohio Control Share Statute.  We are subject to Section 1701.831 of the Ohio Revised Code, which requires the prior authorization of the shareholders of an issuing public corporation in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of one-fifth or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power.

A person proposing to make an acquisition of our shares subject to the statute must deliver to the corporation a statement disclosing, among other things:

•	the number of shares owned, directly or indirectly, by the person;

•	the range of voting power that may result from the proposed acquisition;

•	and the identity of the acquiring person.

Within 10 days after receiving this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitle to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs.

Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that it does not apply. We have not opted out of the application of this statute.

EXPERTS

Our consolidated balance sheets as of December 31, 2009 and December 31, 2008 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009 appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities to be offered by this prospectus will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Akron, Ohio. Certain legal matters relating to the sale of the securities to be offered by this prospectus will be passed upon for the underwriter by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, www.farmersbankgroup.com, electronic copies of our filings with the SEC, including copies of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in our website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC.

The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	Our Current Reports on Form 8-K filed on April 16, 2010, April 28, 2010, May 27, 2010, May 28, 2010, June 2, 2010, June 14, 2010, August 20, 2010, August 24, 2010, September 20, 2010 and September 24, 2010;

•	The definitive proxy statement for our 2010 Annual Meeting of Shareholders;

•	The definitive proxy statement for our Special Meeting of Shareholders held on August 19, 2010;

•	The description of our common shares contained in our Registration Statement on Form 8, or contained in any subsequent amendment or report filed for the purpose of updating such description; and

•	All other reports filed with the SEC under Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed under Section 14 of the Exchange Act since December 31, 2009 and before the date of this Registration Statement.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Farmers National Banc Corp.
20 South Broad Street
Canfield, Ohio 44406
(330) 533-3341

Common Shares

PROSPECTUS

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid

SEC Registration Fee		$1,070
FINRA Filing Fee	$
Blue sky fees and expenses	$
Printing and engraving expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Subscription agent and registrar fees and expenses	$
Miscellaneous	$

TOTAL	$

Item 14.	Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from, or maintained with, a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5),(6) or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)	Articles of Incorporation, as amended, of Farmers National Banc Corp.

Article X of the Articles of Incorporation, as amended, governs the indemnification of our officers and directors. Article X.B. provides:

The corporation shall have power to, and may (in addition to such other power conferred by law) indemnify any shareholder, officer, or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, or investigative, by reason of the fact that he is or was a director of this corporation, or any corporation (hereinafter referred to as “subsidiary corporation”) of which more than 50 per cent of the issued and outstanding shares of common shares was or is owned by the corporation at the time such person was or is serving as such director of the “subsidiary corporation,” against expenses (including those reasonably incurred by him) in connection with such action, suit, and proceeding if the principal issue of such action, suit, or proceeding involved or involves a contract or transaction by and between the corporation and such “subsidiary corporation” and if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the “subsidiary corporation.” Any indemnification as above provided (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the standard of conduct set forth above has been met. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by a majority of a quorum of the shareholders of the corporation consisting of shareholders who were not parties to such action, suit or proceeding.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

1.1	Form of Agency Agreement between Farmers National Banc Corp. and Sandler O’Neill & Partners, L.P.*
3.1	Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 4.1 to Farmers National Banc Corp.’s Registration Statement on Form S-3 filed with the SEC on October 3, 2001 (File No. 333-70806).
3.2	Amended Code of Regulations of Farmers National Banc Corp. (incorporate by reference from Exhibit 3(ii) to Farmers National Banc Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010).
4.1	Form of Rights Certificate.*
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered.*
10.1	Executive Incentive Plan, dated August 11, 2009 (incorporated by reference from Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2009).
10.2	Letter Agreement, dated January 27, 2009, between Farmers National Bank of Canfield and John S. Gulas (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on February 2, 2009).
10.3	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Kevin J. Helmick (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.4	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Mark L. Graham (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.5	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Frank L. Paden (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.6	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Carl D. Culp (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.7	Farmers National Banc Corp. 1999 Stock Option Plan (incorporated by reference from Exhibit A to Farmers National Banc Corp’s definitive proxy statement, filed with the SEC on February 24, 1999).
21.1	Subsidiaries of Farmers National Banc Corp. (previously filed).
23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm (filed herewith).
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 5.1)*
24.1	Power of Attorney (previously filed).
99.1	Form of Instruction as to Use of Rights Certificates.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Shareholders.*
99.4	Form of Letter to Brokers, Securities Dealers, Commercial Banks, Trust Companies and other Nominees.*
99.5	Form of Letter to Clients Who are Beneficial Holders.*
99.6	Form of Nominee Holder Certification.*
99.7	Form of Beneficial Owner Election Form.*

*	To be filed by an amendment to this registration statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on the 23rd day of November, 2010.

FARMERS NATIONAL BANC CORP.

By:	/s/ John S. Gulas
John S. Gulas, President and Chief Executive Officer of Farmers National Banc Corp.
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John S. Gulas John S. Gulas	President, Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2010

/s/ Carl D. Culp Carl D. Culp	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 23, 2010

/s/ Benjamin R. Brown* Benjamin R. Brown	Director	November 23, 2010

/s/ Lance J. Ciroli* Lance J. Ciroli	Director	November 23, 2010

/s/ Anne Fredrick Crawford* Anne Fredrick Crawford	Director	November 23, 2010

/s/ Joseph D. Lane* Joseph D. Lane	Director	November 23, 2010

/s/ Ralph D. Macali* Ralph D. Macali	Director	November 23, 2010

/s/ Frank L. Paden* Frank L. Paden	Director	November 23, 2010

/s/ Earl R. Scott* Earl R. Scott	Director	November 23, 2010

Signature	Capacity	Date

/s/ Ronald V. Wertz* Ronald V. Wertz	Director	November 23, 2010

* By:	/s/ John S. Gulas
Attorney-in-Fact

*	Powers of attorney authorizing John S. Gulas to sign this registration statement on Form S-1 on behalf of the directors of Farmers National Banc Corp. are being file with the Securities and Exchange Commission herewith.

INDEX TO EXHIBITS

1.1	Form of Agency Agreement between Farmers National Banc Corp. and Sandler O’Neill & Partners, L.P.*
3.1	Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 4.1 to Farmers National Banc Corp.’s Registration Statement on Form S-3 filed with the SEC on October 3, 2001 (File No. 333-70806).
3.2	Amended Code of Regulations of Farmers National Banc Corp. (incorporate by reference from Exhibit 3(ii) to Farmers National Banc Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010).
4.1	Form of Rights Certificate.*
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered.*
10.1	Executive Incentive Plan, dated August 11, 2009 (incorporated by reference from Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on August 17, 2009).
10.2	Letter Agreement, dated January 27, 2009, between Farmers National Bank of Canfield and John S. Gulas (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on February 2, 2009).
10.3	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Kevin J. Helmick (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.4	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Mark L. Graham (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.5	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Frank L. Paden (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.6	Letter Agreement, dated December 23, 2008, between Farmers National Bank of Canfield and Carl D. Culp (incorporated by reference from Exhibit 10.1 to Farmers National Banc Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2008).
10.7	Farmers National Banc Corp. 1999 Stock Option Plan (incorporated by reference from Exhibit A to Farmers National Banc Corp’s definitive proxy statement, filed with the SEC on February 24, 1999).
21.1	Subsidiaries of Farmers National Banc Corp. (previously filed).
23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm (filed herewith).
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 5.1)*
24.1	Power of Attorney (previously filed).
99.1	Form of Instruction as to Use of Rights Certificates.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Shareholders.*
99.4	Form of Letter to Brokers, Securities Dealers, Commercial Banks, Trust Companies and other Nominees.*
99.5	Form of Letter to Clients Who are Beneficial Holders.*
99.6	Form of Nominee Holder Certification.*
99.7	Form of Beneficial Owner Election Form.*

*	To be filed by an amendment to this registration statement.